UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐Preliminary Proxy Statement

☐Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒Definitive Proxy Statement

☐Definitive Additional Materials

☐Soliciting Material Pursuant to § 240.14a-12

Hersha Hospitality Trust

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒           No fee required.

☐            Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)           Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)           Proposed maximum aggregate value of transaction:

(5)           Total Fee Paid:

☐           Fee paid previously with preliminary materials.

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)           Amount Previously Paid:

(2)           Form, Schedule or Registration Statement No.:

(3)           Filing Party:

(4)           Date Filed:

2015 PROXY STATEMENT

This page intentionally left blank.

Dear Fellow Shareholders:

I hope you will join me and our entire Board of Trustees at our 2015 Annual Meeting of Shareholders on May 21,  2015.  The following pages contain the Notice of Annual Meeting and the Proxy Statement which describes the business to be conducted at the meeting.

Hersha Hospitality Trust delivered a total return to shareholders of 31% in 2014 which compares favorably to the RMZ REIT index return of 30%, the S&P index return of 14% and the Dow Jones Industrial Average return of 10%.  In 2014, we completed our selective, disciplined and focused portfolio transformation into a pure play, urban transient lodging portfolio and, as a result, we anticipate our portfolio will benefit due to the placement of our hotels in some of the highest demand gateway markets in the United States.

Our efforts in transforming the portfolio and driving hotel operations has resulted in an 8.3% increase in our 2014 revenue per available room (RevPAR) to $155 compared to 2013, a record high for our company.    When compared to 2013, our 2014 average daily rate (ADR) increased 4.5% to $188, while our 2014 average hotel occupancy increased 288 basis points to 82.6%.  During the year, profitability improved with hotel EBITDA increasing approximately 26.4% to $157.4 million compared to 2013, while 2014 hotel EBITDA margins reached an impressive 37.7%.

We believe our company is very well positioned to continue to outperform in both the near and long-term.    Thank you for your continued support of our company. Your vote is important to us and our business and you will find instructions on how to vote on page 8.

Sincerely,

/s/ Jay H. Shah

Jay H. Shah

Chief Executive Officer and Trustee

April 17,  2015

This page intentionally left blank.

HERSHA HOSPITALITY TRUST

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

THURSDAY, MAY 21, 2015

9:00 A.M. (EDT)

ONE WASHINGTON SQUARE

510 WALNUT STREET, NINTH FLOOR
PHILADELPHIA, PENNSYLVANIA  19106

Items of Business

1.	To elect three Class II Trustees to the Board of Trustees.
2.	To approve on an advisory basis the compensation of the Company’s named executive officers.
3.	To ratify the appointment of KPMG LLP as the Company’s independent auditors.
4.	To transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

Record Date

You can vote if you are a shareholder of record at the close of business on March 31,  2015.

Annual Report

Our 2014 annual report to shareholders accompanies, but is not part of these proxy materials.

Your Vote is Important

It is important that your common shares are represented and voted at the annual meeting.  You may authorize your proxy over the Internet or by telephone as described on the proxy card accompanying this notice and the attached proxy statement.  Alternatively, you may authorize your proxy by signing and returning the proxy card in the enclosed envelope.  You may revoke your proxy and vote in person at the annual meeting by (1) executing and submitting a later dated proxy card that is received prior to May 21,  2015, (2) subsequently authorizing a proxy over the Internet or by telephone, (3) sending a written revocation of your proxy to the Company’s Corporate Secretary at its principal executive offices or (4) attending the annual meeting and voting in person.

By Order of the Board of Trustees,

/s/ David L. Desfor

David L. Desfor

Corporate Secretary

44 Hersha Drive
Harrisburg, Pennsylvania 17102
April 17,  2015

PROXY STATEMENT

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE 2015 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 21, 2015:

This proxy statement and the 2014 annual report to shareholders are available on Hersha Hospitality Trust’s website, www.hersha.com, and at www.proxyvote.com.  Information on or connected to these websites is not deemed to be a part of this proxy statement.  The Company’s proxy materials, including the notice of the annual meeting, the proxy statement, the proxy card and the 2014 annual report to shareholders, are first being mailed to the Company’s shareholders on or about April 17, 2015.

PROXY SUMMARY

This proxy summary highlights information which may be contained elsewhere in this proxy statement.  This proxy summary does not contain all of the information that you should consider before authorizing your proxy, and you should read the entire proxy statement carefully before authorizing your proxy.  Page references are supplied to help you find further information in this proxy statement.  Unless the context otherwise indicates or requires, all references in this proxy statement to the terms “Hersha,” “we,” “us,” “our,” “our company” and “the Company” mean Hersha Hospitality Trust and its subsidiaries.

Eligibility to Vote (page 8)

You can vote if you are a shareholder of record as of the close of business on March 31, 2015.

How to Cast Your Vote (page 8)

You can vote by any of the following methods:

•	Internet: www.proxyvote.com until 11:59 P.M. EDT on May 20, 2015
•	Telephone: 1-800-690-6903 until 11:59 P.M. EDT on May 20, 2015; or
•	Mail: Completing, signing and returning your proxy or voting instruction card.

Corporate Governance of the Company (page 10)

We strive to observe and continue to implement best practices.

Board of Trustees (page 12)

Name	Age	Occupation	Committee Memberships	Other Public Company Boards
Class I Trustees				
Jay H. Shah	46	Chief Executive Officer of the Company	None	None
Thomas J. Hutchison III	73	Former CEO, CNL Hotel & Resorts and CNL Retirement Properties, Inc.	Acquisition Committee Audit Committee Risk Sub-Committee Compensation Committee (Chair)	Marriott Vacations Worldwide Corporation
Donald J. Landry	66	Lead Independent Trustee of the Company Former CEO and President, Sunburst Hospitality, Inc.	Acquisition Committee (Chair) Audit Committee Risk Sub-Committee Nominating & Corporate Governance Committee	Supertel Hospitality, Inc.
Michael A. Leven	77	Former President and Chief Operating Officer, Las Vegas Sands Corp.	Acquistion Committee Compensation Committee Nominating & Corporate Governance Committee (Chair)	Las Vegas Sands Corp.

Executive Officers (page 17)

Executive Compensation (page 45)

The objective of the Company’s executive compensation program is to attract, retain and motivate experienced and talented executives who can maximize shareholder value, and is designed to closely align compensation paid to executives, including the Company’s named executive officers (“NEOs”), with the Company’s performance on both a short-term and long-term basis.

Compensation Discussion and Analysis (page 26)

☑ What We Do	☒ What We Do Not Do

The Company ties NEO pay to performance. For 2014, 79% of the NEOs pay potential was performance-based and at-risk. The Company sets clear goals for company performance and differentiates certain elements of compensation based on individual NEO achievement.

The Company has no contractual arrangements for guaranteed payouts (other than base salary which is only 21% of the NEOs pay potential).  There are no guarantees in place for any potential changes to our NEOs base salaries, cash incentive payments, or equity awards.

The Company mitigates undue risk, including retention provisions, multiple performance targets, and robust Board and management processes to identify risk.  The Company intends to clawback bonuses and other incentive-based and equity-based compensation when misconduct results in a financial restatement

The Company does not believe the executive compensation program creates risks that are reasonably likely to pose a material adverse impact to the Company.

The Company has reasonable post-employment and change in control provisions. The employment agreements with the NEOs generally provide for cash payments after a change in control only if NEO is also terminated without cause or voluntarily resigns for good reason within one year of the change in control (a double-trigger).

The Company does not have any tax gross-up provisions for any of the NEOs and maintains that it will not enter into an agreement with a new executive officer that includes a tax gross-up provision with respect to payments contingent upon a change in control.

The Compensation Committee benefits from its utilization of an independent compensation consulting firm. The reports prepared by the compensation consulting firm are used by the Compensation Committee to set executive compensation at levels that are intended to be competitive with the Company’s industry peers.

The Company’s compensation consulting firm does not provide any services to the Company or management.
The Company has adopted share ownership guidelines for the NEOs. In addition, the Company implemented requirements for the NEOs to hold shares granted for two years beyond vesting.

The Company has not used options or share appreciation rights and, if used, would not reprice these securities if they were underwater.  The Company does not pay dividends on unvested performance shares.

The Company does not have pension plans and does not provide perquisites to the NEOs.

The table below highlights our share performance:

(Represents total returns from January 26, 1999 through December 31, 2014.  Source:  Bloomberg and SNL Financial.)

Hersha Hospitality Trust is a hotel EBITDA margin leader in the lodging REIT sector.  The following table highlights hotel EBITDA margins for the year ended December 31, 2014:

(Source:  Publicly available information and SEC filings.)

Hotel EBITDA is a commonly used measure of performance in the hotel industry for a specific hotel or group of hotels. We believe Hotel EBITDA provides a more complete understanding of the operating results of the individual hotel or group of hotels. We calculate Hotel EBITDA by utilizing the total revenues generated from hotel operations less all operating expenses, property taxes, insurance and management fees, which calculation excludes Company expenses not specific to a hotel, such as corporate overhead. Because Hotel EBITDA is specific to individual hotels or groups of hotels and not to the Company as a whole, it is not directly comparable to any GAAP measure and should not be relied on as a measure of performance for our portfolio of hotels taken as a whole.

Hersha Hospitality Trust maintains leading Hotel EBITDA margins while achieving RevPAR that is in line with RevPAR generated by lodging REITs focused on the ownership of full service hotels.  The table below illustrates the Company’s RevPAR compared to the RevPAR of its peers:

2014 Full Year RevPAR
$180
$160
$140
$120
$100
$80
$60
$40
$20
$0
$168
$155
$111
Full Service Average
HT Portfolio
Limited Service Average

(Source:  Publicly available information and SEC filings)

The Company has significantly transformed itself over the long-term into a lodging REIT focused on an urban transient customer and, amongst its hotel REIT peers, has one of the highest exposures to coastal gateway markets in the United States.

The following table highlights the historical transformation of the Company since its IPO in 1999:

Since the start of the last lodging cycle, Hersha Hospitality Trust has been a leader in RevPAR growth.  The following table highlights the Company’s compound annual growth rate in RevPAR compared to peers in the lodging REIT sector for the period beginning January 1, 2009 through December 31, 2014:

(Table excludes certain hospitality REITs that the Company considers to be peers for executive compensation purposes and completed IPOs after January 1, 2009.  Source:  Publicly available information and SEC filings.)

Say on Pay (page 53)

We are asking our shareholders to approve, on an advisory basis, the compensation of our NEOs for 2014.

Ratification of Auditors (page 59)

We are asking our shareholders to ratify the selection of KPMG, LLP as our independent registered public accounting firm for 2015.

Voting Proposals Summary

PLEASE VOTE

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND THIS PROXY STATEMENT

THE PROXY SOLICITATION

This proxy statement is provided in connection with the solicitation of proxies by the Board of Trustees of Hersha Hospitality Trust for use at the 2015 annual meeting of shareholders to be held at One Washington Square,  510 Walnut Street, Ninth Floor,  Philadelphia,  Pennsylvania 19106 at 9:00 a.m. (EDT) on May 21,  2015 and at any adjournment or postponement thereof.  The mailing address of the Company’s principal executive office is 44 Hersha Drive, Harrisburg, Pennsylvania 17102.  The Company’s proxy materials, including the notice of the annual meeting, this proxy statement, the proxy card and the 2014 annual report to shareholders, are first being mailed to the Company’s shareholders on or about April 17, 2015.

Solicitation of Proxies

The solicitation of proxies is being made primarily by the use of standard mail.  The cost of preparing and mailing this proxy statement and accompanying proxy materials, and the cost of any supplementary proxy solicitations, which may be made by mail, telephone or personally by the Company’s trustees, executive officers and employees, will be borne by the Company.  No person is authorized to give any information or to make any representation not contained in this proxy statement and, if given or made, such information or representation should not be relied upon as having been authorized by the Company.  This proxy statement does not constitute the solicitation of a proxy, in any jurisdiction, from any person to whom it is unlawful to make such solicitation in such jurisdiction.  The delivery of this proxy statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of the proxy statement.

How To Vote; Revocability of Proxy

You may authorize your proxy over the Internet (at www.proxyvote.com), by telephone (at 1-800-690-6903) or by executing and returning the proxy card accompanying this proxy statement.  Once you authorize a proxy, you may revoke that proxy by (1) executing and submitting a later-dated proxy card prior to May 21,  2015, (2) subsequently authorizing a proxy over the Internet or by telephone, (3) sending a written revocation of your proxy to the Company’s Corporate Secretary at its principal executive offices, or (4) attending the annual meeting and voting in person.

Attending the annual meeting without submitting a new proxy or voting in person will not automatically revoke the prior authorization of your proxy.  Only the last vote of a shareholder will be counted.

If you hold the Company’s common shares in “street” name (i.e., through a bank, broker or other nominee), you will receive instructions from your bank, broker or nominee that you must follow in order to give them your voting instructions, or you may contact your nominee directly to request these instructions.

Shareholders Entitled To Vote

Only holders of record of the Company’s common shares at the close of business on the record date, March 31, 2015, and their legal proxy holders, are entitled to notice of, and to vote at, the annual meeting.  On the record date, there were 196,907,816 common shares outstanding.  Each shareholder of record is entitled to one vote per common share. Cumulative voting is not permitted in the election of Class II Trustees.

Attending the Annual Meeting In Person

If you would like to attend the annual meeting in person, you will need to bring an account statement or other evidence acceptable to the Company of ownership of your common shares as of the close of business on the record date.  If you hold common shares in “street” name and wish to vote in person at the annual meeting, you will need to contact your broker, bank or nominee and obtain a written proxy from them and bring it to the annual meeting.

Quorum

The Company’s Bylaws provide that the holders of a majority of the outstanding common shares as of the close of business on the record date present in person or by proxy constitutes a quorum for the transaction of business at the annual meeting.  As of March 31, 2015, there were 196,907,816 common shares outstanding.

Vote Required

The Company’s Bylaws provide for the election of trustees in uncontested elections by a majority of the votes cast.  Under this standard, a majority of the votes cast means the number of votes cast “for” a trustee’s election exceeds the number of votes cast “against” that trustee’s election. The Bylaws provide for the election of trustees by a plurality of the votes cast if the number of nominees exceeds the number of trustees to be elected (a contested election).  The election of Class II Trustees at the annual meeting is uncontested.  Therefore, in accordance with the Bylaws, Class II Trustee nominees will be elected at the annual meeting by a majority of the votes cast.

The affirmative vote of a majority of all of the votes cast at the annual meeting, if a quorum is present, is required for the proposal to approve, on an advisory basis, the compensation of the Company’s NEOs.

The affirmative vote of a majority of all of the votes cast at the annual meeting, if a quorum is present, is required to ratify the appointment of KPMG LLP (“KPMG”) as the Company’s independent auditors for the fiscal year ending December 31, 2015.

How Votes Will Be Counted

In the election of Class II Trustees, you may vote “for,” “against” or “abstain” with respect to each Class II Trustee nominee.  For the proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers and for the proposal to ratify the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending December 31, 2015, you may vote “for,” “against” or “abstain.”  Abstentions with respect to any proposal at the annual meeting will be counted as present and entitled to vote for purposes of determining the presence of quorum, but will not be counted as a vote cast on the proposal and therefore will not be counted in determining the outcome of the proposal.

If you hold your common shares in street name through a brokerage firm and you do not submit voting instructions to your broker, your broker may generally vote your common shares in its discretion on routine matters.   However, a broker cannot vote common shares held in street name on non-routine matters unless the broker receives voting instructions from the street name holder. The proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 is considered routine under applicable rules, while each of the other items to be submitted for a vote of shareholders at the annual meeting is considered non-routine. Accordingly, if you hold your common shares in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may exercise its discretion to vote your common shares on the proposal to ratify the appointment of KPMG, but will not be permitted to vote your common shares on any of the other items at the annual meeting. If your broker exercises this discretion, your common shares will be counted as present for the purpose of determining the presence of a quorum at the annual meeting and will be voted on the proposal to ratify the appointment of KPMG in the manner directed by your broker, but your common shares will constitute “broker non-votes” on each of the other items at the annual meeting, including the election of Class II Trustees. Broker non-votes will not be counted as a vote cast with respect to these other items and therefore will not be counted in determining the outcome of the items.

CORPORATE GOVERNANCE

Board Leadership Structure

Lead Independent Trustee -  The Board of Trustees designates an independent, non-employee trustee to serve as the Lead Independent Trustee that presides over the regularly conducted executive sessions of the independent trustees.  In addition to chairing all executive sessions of the independent trustees, the Lead Independent Trustee has the authority to call meetings of the independent trustees, presides at all meetings of the Board of Trustees at which the Chairman of the Board, the Chief Executive Officer and the President and Chief Operating Officer are not present, and has such other duties as the Board of Trustees may determine from time to time.  The Board of Trustees has currently designated Mr. Landry as the Lead Independent Trustee.  Mr. Landry is expected to continue serving in this capacity following the annual meeting.  All interested parties may communicate with the Lead Independent Trustee by following the procedure described below under “—Communications with the Board of Trustees.”

Chairman of the Board and Chief Executive Officer Separated - The Board of Trustees believes that it is in the best interests of the Company that the roles of Chief Executive Officer and Chairman of the Board of Trustees be separated in order for the individuals to focus on their primary roles.  The Company’s Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Company’s Chairman of the Board of Trustees provides guidance to the Company’s Chief Executive Officer, presides over meetings of the full Board of Trustees and, together with the Lead Independent Trustee, sets the agenda for Board of Trustees meetings.

Board’s Role in Risk Oversight

While the Board of Trustees believes it is the job of the Company’s senior management to assess and manage the Company’s exposure to risk, the Board of Trustees and its committees play an important role in the risk oversight of the Company.    The Board of Trustees and its committees are involved in risk oversight through its direct decision-making authority with respect to significant matters and the oversight of management.  The Board of Trustees (or the appropriate committee in the case of risks that are under the purview of a particular committee) administers its risk oversight function by receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, strategic and reputational risks, and from the chairs of the Audit Committee and the Compensation Committee.  In addition, the Board of Trustees administers its risk oversight function through the required approval by the Board of Trustees (or a committee thereof) of significant transactions and other decisions, including, among others, acquisitions and dispositions of properties, new borrowings, significant capital expenditures, refinancing of existing indebtedness and the appointment and retention of the Company’s senior management.

The Audit Committee has a Risk Sub-Committee to assist the Audit Committee and the Board of Trustees in developing guidelines and policies related to risk assessment and management which govern the process by which risk assessment and management is handled by the Company’s senior management.  The Risk Sub-Committee, which is chaired by Ms. Morgan, met four times in 2014.  Senior management attended each meeting.  Messrs. Hutchison and Landry, both of whom serve on the Audit Committee, also serve on the Risk Sub-Committee.  At each meeting of the Audit Committee, Ms. Morgan reports to the full Audit Committee on the discussions and findings of the Risk Sub-Committee and makes recommendations to the Audit Committee regarding steps the Company’s senior management has taken to monitor and control major financial and other risk exposures.  In addition, as discussed under “Compensation Discussion and Analysis—Compensation-Related Risk” below, the Compensation Committee meets with senior management to discuss compensation-related risks.

Trustee Independence

A  majority of the Board of Trustees is independent.  The Board of Trustees has determined that the following trustees and trustee nominees are independent in accordance with the corporate governance standards of the NYSE:  Ms. Morgan and Messrs. Hutchison, Landry, Leven and Sabin.

Code of Ethics and Policies on Corporate Governance

The Board of Trustees has adopted a Code of Ethics that applies to all of the Company’s trustees, executive officers and employees.  The Company makes available on its website, www.hersha.com, current copies of its corporate governance documents, including charters of the Audit, Compensation, Nominating and Corporate Governance (“NCG”) and Acquisition Committees, its Corporate Governance Guidelines and its Code of Ethics.  The Company will post any future changes to these corporate governance documents on its website and may not otherwise publicly file such changes.  The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from the Code of Ethics granted to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and other executive officers by posting such information on the Company’s website.

Majority Voting For Trustees Elections

The Company’s Bylaws provide for the election of trustees in uncontested elections by a majority of the votes cast.  Under this standard, a majority of the votes cast means the number of votes cast “for” a trustee’s election exceeds the number of votes cast “against” that trustee’s election. The Bylaws provide for the election of trustees by a plurality of the votes cast if the number of nominees exceeds the number of trustees to be elected (a contested election).

The Company’s Bylaws include a trustee resignation policy, establishing procedures under which any incumbent trustee who fails to receive a majority of the votes cast in an uncontested election will be required to tender his or her resignation to the Board of Trustees for consideration.  As provided in the Bylaws, the Board of Trustees will act on any such resignation, taking into account the NCG Committee’s recommendation, and publicly disclose (by a press release, a filing with the SEC or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the uncontested election results.

Trustee Nominating Process

The NCG Committee performs the functions of a nominating committee and will actively seek, screen and recommend trustee candidates for nomination by the Board of Trustees, consistent with criteria approved by the Board of Trustees, including, without limitation, strength of character, maturity of judgment, independence, expertise in the hospitality industry, experience as a senior executive or with corporate strategy initiatives generally, diversity and the extent to which the candidate would fill a present need on the Board of Trustees.  The NCG Committee Charter describes the Committee’s responsibilities, including seeking, screening and recommending trustee candidates for nomination by the Board of Trustees.

The charter of the NCG Committee provides that the NCG Committee will consider shareholder recommendations for trustee candidates.  Shareholders should submit any such recommendations for consideration by the NCG Committee through the method described under “—Communications with the Board of Trustees” below.  In addition, in accordance with the Company’s Bylaws, any shareholder of record entitled to vote for the election of trustees at the applicable meeting of shareholders may nominate persons for election to the Board of Trustees if such shareholder complies with the notice procedures set forth in the Bylaws and summarized in “—Shareholder Proposals and Nominations for the 2015 Annual Meeting” below.  Trustee candidates submitted by our shareholders will be evaluated by the NCG Committee on the same basis as any other trustee.

The NCG Committee does not have a formal policy with respect to diversity; however, the Board of Trustees and the NCG Committee believe that it is important that the trustee candidates represent key and diverse skill sets.  The NCG Committee evaluates each candidate’s qualifications to serve as a member of the Board of Trustees based on his or her skills and characteristics, as well as the composition of the board as a whole.  In addition, the NCG Committee will evaluate a candidate’s independence and diversity, age, skills and experience in the context of the board’s needs.  In addition to considering incumbent trustees, the NCG Committee identifies trustee candidates based on recommendations from the trustees, shareholders, management and others.  The NCG Committee may in the future engage the services of third-party search firms to assist in identifying or evaluating trustee candidates.  No such firm was engaged in 2014.

Communications with the Board of Trustees

Shareholders and other interested parties who wish to communicate with the Board of Trustees or any of its committees may do so by writing to the Lead Independent Trustee, Board of Trustees of Hersha Hospitality Trust, c/o Corporate Secretary, 44 Hersha Drive, Harrisburg, Pennsylvania 17102.  The Corporate Secretary will review all communications received.  All communications that relate to matters that are within the scope of the responsibilities of the Board of Trustees and its committees are to be forwarded to the Lead Independent Trustee.  Communications that relate to matters that are within the scope of responsibility of one of the Board committees are also to be forwarded to the Chairperson of the appropriate committee.  Solicitations, junk mail and obviously frivolous or inappropriate communications are not to be forwarded, but will be made available to any non-management trustee who wishes to review them.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s trustees, executive officers and persons who own more than 10% of any registered class of the Company’s equity securities (“10% Holders”) to report their ownership of common shares and any changes in ownership to the SEC.  These persons are also required by SEC regulations to furnish the Company with copies of these reports.  Based solely on a review of the copies of such reports received by the Company and on written representations from certain reporting persons that no reports were required, or if required, such reports were filed on a timely basis for those persons, the Company believes that the only filing deficiencies under Section 16(a) by the Company’s trustees and executive officers in the year ended December 31, 2014 are as follows: one late filing by Thomas J. Hutchison, III, a trustee, with respect to one transaction, one late filing by Jay H. Shah, a trustee and our chief executive officer, with respect to one transaction, and one late filing by Neil H. Shah, our president and chief operating officer, with respect to one transaction.

PROPOSAL ONE:  ELECTION OF CLASS ii TRUSTEES

The Board of Trustees, upon the recommendation of the Nominating and Corporate Governance Committee, nominated Hasu P. Shah,  Dianna F. Morgan, and John M. Sabin for election at the annual meeting as Class II Trustees. Each of these nominees currently is serving as a Class II Trustee.  If elected, these individuals will serve as Class II Trustees until the 2017 annual meeting of shareholders and until their successors are duly elected and qualified.

Unless you direct otherwise in the proxy card accompanying this proxy statement, the persons named as proxies will vote your proxy for all of the nominees named above.  If any nominee becomes unavailable or unwilling to serve as a Class II Trustee, the persons named as proxies in the accompanying proxy card will vote your proxy for an alternate nominee that has been nominated by the Board of Trustees.  Alternatively, the Board of Trustees may reduce the size of the Board of Trustees and the number of nominees standing for election as Class II Trustees at the annual meeting.  Proxies will only be voted for the nominees named above or their alternates.  Each nominee for election to the Board of Trustees as a Class II Trustee has indicated that he or she is willing to serve if elected.  The Board of Trustees has no reason to doubt that any nominee for election will be unable or unwilling to serve if elected.

The Board of Trustees unanimously recommends a vote “FOR” each of the nominees for election as a Class II Trustee.

BOARD OF TRUSTEES and executive officers

The Board of Trustees consists of nine trusteeships with seven currently serving trustees and two vacancies.  At this time, the Board of Trustees has elected not to fill these openings and will continue to evaluate the composition of the Board.  The Company’s Declaration of Trust divides the Board of Trustees into two classes, as nearly equal in number as possible.  At the annual meeting, shareholders are voting to elect three persons as Class II Trustees.  Each Class II Trustee currently is serving a two-year term expiring at the annual meeting.  Each Class I trustee was elected at the 2014 annual meeting and is serving a two-year term expiring at the 2016 annual meeting of shareholders.  Generally, one full class of trustees is elected by the shareholders of the Company at each annual meeting.

The following pages include biographical information for each of our Class II Trustee Nominees and Class I  Trustees, including their qualifications to serve on our board of trustees.

Class II Trustee Nominees

and Class II Trustee Nominee 70 May 1998 None None

his decades of experience building the Company, which he took public in 1999.  Over the past 30 years he has developed, owned or managed over 50 hotels across the Eastern United States. With over three decades of lodging industry experience, Mr. Hasu Shah has developed a broad network of hotel industry contacts and relationships, including relationships with hotel owners, operators, project managers, contractors, franchisors, lenders, and other key industry participants.

Hasu P. Shah Chairman of the Board and Class II Trustee Nominee Age: 70 Trustee since May 1998 Committees Served None Other Public Company Boards: None

Mr. Hasu Shah has been the Chairman of the Board and a Class II Trustee since the Company’s inception in May 1998 and was the Company’s Chief Executive Officer until his retirement in 2005.  Mr. Hasu Shah began his career in lodging with the purchase of a single hotel in Harrisburg, Pennsylvania in 1984.  In the last 30 years, he has developed, owned, or managed over 50 hotels across the Eastern United States and started real estate related businesses in general construction, purchasing, and hotel management.  He has been recognized for both his business accomplishments and his philanthropic endeavors, including the Entrepreneur of the Year award given by Ernst & Young LLP.  He also received an honorary Doctorate of Public Service (DPS) Degree from Harrisburg Area Community College. He was presented with the Hall of Fame award by Central Penn Business Journal for lifetime achievements in both business and philanthropy.  Mr. Hasu Shah and his wife, Hersha, are active members of the local community and remain involved with charitable initiatives in India.  In 2010, he was honorably bestowed with the National United Way Tocqueville Society award, the highest honor given for philanthropic work across the country.  Mr. Hasu Shah has been an active Rotarian for nearly 25 years and continues to serve as a trustee of several community service and spiritual organizations including Vraj Hindu Temple and the India Heritage Research Foundation.  He received a bachelors of science degree in chemical engineering from Tennessee Technical University and obtained a masters degree in public administration from Pennsylvania State University, which named him as a Fellow.  Mr. Hasu Shah is also an alumnus of the Owner and President’s Management program at Harvard Business School.  Mr. Hasu Shah is the father of Jay H. Shah, the Company’s Chief Executive Officer and Class I Trustee, and Neil H. Shah, the Company’s President and Chief Operating Officer.

The Board of Trustees has determined that Mr. Hasu Shah’s qualifications to serve on the Board of Trustees include his extensive experience in the lodging industry, including his role as our former Chief Executive Officer and his decades of experience building the Company, which he took public in 1999.  Over the past 30 years he has developed, owned or managed over 50 hotels across the Eastern United States. With over three decades of lodging industry experience, Mr. Hasu Shah has developed a broad network of hotel industry contacts and relationships, including relationships with hotel owners, operators, project managers, contractors, franchisors, lenders, and other key industry participants.

Dianna F. Morgan

Class II Trustee Nominee

Age:    63

Trustee since April 2010

Committees Served
  Audit Committee
  Risk Sub-Committee (Chair)
  Compensation Committee
  NCG Committee

Other Public Company Boards:
  Chesapeake Utilities Corp.
  Marriott Vacations
    Worldwide Corporation

Ms. Morgan retired in 2001 from a long career with the Walt Disney World Company, where she served as Senior Vice President of Public Affairs and Human Resources.  She also oversaw the Disney Institute — a recognized leader in experiential training, leadership development, benchmarking and cultural change for business professionals around the world.  In addition, Ms. Morgan is the past Chair and is a past member of the Board of Trustees for the University of Florida. Ms. Morgan currently serves on the Board of Directors of Chesapeake Utilities Corp., where she is a member of the Compensation Committee, the Board of Directors of CNL Bancshares, Inc., and the Board of Directors of Marriott Vacations Worldwide Corporation.  Ms. Morgan previously served on the Board of Directors and the Audit Committee of CNL Hotels & Resorts, Inc. Ms. Morgan is a member of the Board of Directors of Orlando Health and serves on the national board for the Children’s Miracle Network, where she had formerly served as Chair.  Ms. Morgan received her Bachelor of Arts degree in organizational communications from Rollins College.

The Board of Trustees has determined that Ms. Morgan’s experience serving as a board member of both private and public companies, her previous experience overseeing the Disney Institute and her prior service as a senior manager at Walt Disney World Company provide her with extensive knowledge of innovation and customer service, a solid foundation in media relations, risk management, and government relations and “best practice” expertise in human capital and the customer experience.

John M. Sabin

Class II Trustee Nominee

Age:  60

Trustee since June 2003

Committees Served
  Acquisition Committee
  Audit Committee (Chair)
  Compensation Committee
   NCG Committee

Other Public Company Boards:
  Supertel Hospitality, Inc.

Since May 2011 Mr. Sabin has been the Executive Vice President and Chief Financial Officer of Revolution LLC as well as the Chief Financial Officer of The Stephen Case Foundation and the Case Family Office. Prior to May 2011, he was the Chief Financial Officer and General Counsel of Phoenix Health Systems, Inc., a private healthcare information technology outsourcing and consulting firm. Mr. Sabin was the Chief Financial Officer, General Counsel and Secretary of NovaScreen Biosciences Corporation, a private bioinformatics and contract research biotech company (acquired by Caliper Life Sciences). Mr. Sabin has also served as a finance executive with Hudson Hotels Corporation, Vistana, Inc., Choice Hotels International, Inc., Manor Care, Inc. and Marriott International, Inc., all of which were public companies at the time of his service. Mr. Sabin has had experience in commercial leasing with a national law firm, real estate transactions with national hospitality and health care firms, commercial real estate financing, IPOs, as well as experience as an audit committee and board member of several other public companies (including Supertel Hospitality, Inc. from 2012 to the present). Mr. Sabin has received Bachelor of Science degrees in Accounting and in University Studies; a Masters of Accountancy and a Masters in Business Administration from Brigham Young University, and he also received a Juris Doctor from the J. Reuben Clark Law School at Brigham Young University. Mr. Sabin is a licensed CPA and is admitted to the bar in several states.

Mr. Sabin’s qualifications to serve on the Board of Trustees include his substantial hospitality industry experience, as well as his substantial legal, finance and accounting experience.  His service as both General Counsel and Chief Financial Officer of various companies provides the Board of Trustees with valuable insights with respect to finance, accounting, legal and corporate governance matters. He also has prior public company experience as a Chief Financial Officer and finance executive, as well as a director or trustee.

Class I Trustees

and Class I Trustee None None

20 years of lodging and real estate experience and has developed a broad network of hotel industry contacts at leadership levels, including institutional investors, lenders, developers, brokers, franchisors and operators.  His experience includes serving as the Company’s President and Chief Operating Officer.

Jay H. Shah Chief Executive Officer and Class I Trustee Age: 46 Trustee since January 2006 Committees Served: None Other Public Company Boards: None

Mr. Jay Shah has been Chief Executive Officer and a trustee since 2006.  Prior thereto, he had served as the Company’s President and Chief Operating Officer.  Mr. Jay Shah was a principal in the law firm of Shah & Byler, LLP, which he founded in 1997.  Previously he was a consultant with Coopers & Lybrand LLP, served the late Senator John Heinz on Capitol Hill, and was employed by the Philadelphia District Attorney’s office and two Philadelphia-based law firms.  Mr. Jay Shah received a bachelor of science degree from the Cornell University School of Hotel Administration, a masters degree from the Temple University School of Business Management and a law degree from Temple University School of Law.  Mr. Jay Shah serves on the Board of Temple University and on the Urban Land Institute’s Hospitality Development Council.  Mr. Jay Shah is the son of Hasu P. Shah, the Company’s Chairman of the Board and Class II Trustee Nominee, and the brother of Neil H. Shah, the Company’s President and Chief Operating Officer.

The Board of Trustees has determined that Mr. Jay Shah’s qualifications to serve on the Board of Trustees include his extensive experience in the lodging and real estate industry and his experience negotiating and structuring real estate transactions and real estate-related joint ventures, including in his role as a former practicing real estate attorney. Mr. Jay Shah has 20 years of lodging and real estate experience and has developed a broad network of hotel industry contacts at leadership levels, including institutional investors, lenders, developers, brokers, franchisors and operators.  His experience includes serving as the Company’s President and Chief Operating Officer.

Thomas J. Hutchison III

Class I Trustee

Age:  73

Trustee since September 2008

Committees Served
  Acquisition Committee
  Audit Committee
  Risk Sub-Committee
   Compensation Committee
  (Chair)

Other Public Company Boards:
  Marriott Vacations
    Worldwide Corporation

Mr. Hutchison was the Chief Executive Officer of CNL Hotels & Resorts, Inc. (“CNL Hotels”), a real estate investment trust that owned hotels and resort properties through April 2007.  During that same time period, Mr. Hutchison held various other executive officer positions with companies affiliated with CNL Hotels, including but not limited to President and Chief Executive Officer of CNL Hotel Investors, Inc. and Chief Executive Officer of CNL Income Properties, Inc.  Since April 2007, Mr. Hutchison has served as a consultant with Hutchison Advisors, Inc., a real estate services company, and he has served as Chairman of Legacy Healthcare Advisors, LLC, a specialized real estate services group.  Mr. Hutchison serves on the Board of Directors of Marriott Vacations Worldwide Corporation, where he is  a  member of that board’s Audit and Nominating and Corporate Governance committees and serves as Chair of that board’s Compensation Committee.    Mr. Hutchison also serves on the Board of Directors of Target Healthcare REIT Ltd., a company traded on the London Stock Exchange.    Mr. Hutchison is currently a director for KSL Capital Partners LLC, U.S. Chamber of Commerce, and The Trinity Forum Europe.  Mr. Hutchison was formerly a director for ING DIRECT USA and ClubCorp, Inc.  He is a member of The Real Estate Roundtable, Leadership Council for Communities in Schools, Advisory Council of the Erickson School of Aging Studies and serves on the Advisory Editorial Board of GlobalHotelNetwork.com.  Additionally, he serves as a senior advisor to various service industry public companies.  Mr. Hutchison attended Purdue University and the University of Maryland Business School.

Mr. Hutchison’s qualifications to serve on the Board of Trustees include his substantial experience in the real estate and lodging industries combined with his extensive leadership experience as a Chief Executive Officer of several SEC reporting REITs, including CNL Hotels.

Donald J. Landry

Lead Independent Trustee and
  Class I Trustee

Age:  66

Trustee since April 2001

Committees Served
  Acquisition Committee (Chair)
  Audit Committee
  Risk Sub-Committee
   NCG Committee

Other Public Company Boards:
  Supertel Hospitality, Inc.

Mr. Landry is president and owner of Top Ten, an independent hospitality industry consulting company, a position he has held since 2002.  Mr. Landry has over 45 years of lodging and hospitality experience in a variety of leadership positions. Mr. Landry was the Chief Executive Officer, President and Vice Chairman of Sunburst Hospitality Inc.  Mr. Landry has also served as President of Choice Hotels International, Inc., Manor Care Hotel Division and Richfield Hotel Management.  Mr. Landry serves on the Board of Directors of Supertel Hospitality, Inc., where he is Chair of the Investment Committee.  Mr. Landry currently serves on the corporate advisory boards of Unifocus, Campo Architects, Quantum Leap Advertising, Windsor Capital Group and numerous nonprofit boards.  Mr. Landry is a frequent guest lecturer and serves on the board of the University of New Orleans’ School of Hospitality, Restaurant and Tourism.  Mr. Landry holds a bachelor of science degree from the University of New Orleans, which awarded him Alumnus of the Year in 1999.  Mr. Landry is a Certified Hotel Administrator.

The Board of Trustees has determined that Mr. Landry’s qualifications to serve on the Board of Trustees include his 40 years of experience in the lodging and real estate industries, including his roles as Chief Executive Officer, President and Vice Chairman of Sunburst Hospitality Inc. and President of Choice Hotels International, Inc., Manor Care Hotel Division and Richfield Hotel Management.

Michael A. Leven Class I Trustee Age: 77 Trustee since May 2012 Committees Served Acquisition Committee Compensation Committee NCG Committee (Chair) Other Public Company Boards: Las Vegas Sands Corp.

Until his retirement in December of 2014, Mr. Leven was the President and Chief Operating Officer of the Las Vegas Sands Corp., a position he held since March 2009, and Secretary, a position held since June 2010.  Mr. Leven has been a director of the Las Vegas Sands Corp. since August 2004 and serves as a member of the Board of Directors of Sands China Ltd., a subsidiary of Las Vegas Sands Corp.  Mr. Leven is currently the Chairman and Chief Executive Officer at Georgia Aquarium, Inc. a position held since January 1, 2015. Prior to joining Las Vegas Sands Corp. in March of 2009, Mr. Leven served as the Chief Executive Officer of the Georgia Aquarium from September 2008. Prior to that Mr. Leven was the Vice Chairman of the Marcus Foundation, Inc., a non-profit foundation. Mr. Leven was the Chairman, Chief Executive Officer and President of U.S. Franchise Systems, Inc., the company he founded in 1995 that developed and franchised the Microtel Inns & Suites and Hawthorn Suites hotel brands. He was previously the president and chief operating officer of Holiday Inn Worldwide, president of Days Inn of America, and president of Americana Hotels. Mr. Leven serves on many other non-profit boards. Mr. Leven served as a Class II Trustee from May 2001 through March 2010 and as a trustee emeritus from March 2010 through May 2012, at which time he was reelected as a Class I trustee by the Company’s shareholders.

The Board of Trustees has determined that Mr. Leven’s qualifications to serve on the Board of Trustees include his extensive experience in the hospitality industry, including as an executive officer and director of the Las Vegas Sands Corp. and his past employment in leadership positions with various other hospitality companies.

Executive Officers

In addition to Hasu P. Shah, the Company’s executive Chairman of the Board and a nominee for election as a Class II Trustee, and Jay H. Shah, the Company’s Chief Executive Officer and a Class I Trustee, whose biographical information appears above, the Company’s executive officers include:

Neil H. Shah President and Chief Operating Officer Age: 41

Mr. Neil H. Shah has served as the Company’s President and Chief Operating Officer since 2006.  Mr. Shah has led the Company’s hotel acquisitions, development, and asset management platforms since 2000.  Prior to Hersha, Mr. Shah served as a Director and Consultant with The Advisory Board Company and the Corporate Executive Board, strategy research firms based in Washington D.C.  Mr. Shah has also worked with the Phipps Foundation in New York City contributing to urban renewal projects in New York City.  Mr. Shah earned a Bachelor of Arts in Political Science and a Bachelor of Science in Management both with honors from the University of Pennsylvania and the Wharton School.  He earned his MBA from the Harvard Business School.  He serves on the Board of Trustees for the National Constitution Center, the Corporate Council of the Barnes Foundation, and is a research sponsor at the Wharton Real Estate Center in Philadelphia.  He is also a member of the Board of Directors of the Educational Foundation Institute and the Institutional Real Estate Finance Advisory Council (IREFAC) of the American Hotel & Lodging Association.  Mr. Shah is an active supporter of the United Way Worldwide and a Tocqueville Society member.  Mr. Shah is the son of Hasu P. Shah, the Company’s Chairman of the Board and Class II Trustee Nominee, and brother of Jay H. Shah, the Company’s Chief Executive Officer and Class I Trustee.

Ashish R. Parikh Chief Financial Officer and Assistant Secretary Age: 45

Mr. Parikh has been the Company’s Chief Financial Officer since 1999. Prior to joining the Company, Mr. Parikh was an Assistant Vice President in the Mergers and Acquisition Group for Fleet Financial Group where he developed valuable expertise in numerous forms of capital raising activities including leveraged buyouts, bank syndications and venture financing. Mr. Parikh has also been employed by Tyco International, Ltd. and practiced as a Certified Public Accountant with Ernst & Young LLP. Mr. Parikh received his M.B.A. from The Stern School of Business at New York University (NYU) and a B.B.A. from the University of Massachusetts at Amherst.  Mr. Parikh is currently a board member of the Center for Real Estate Finance at NYU’s Stern School of Business, Philadelphia Real Estate Council, the Urban Affairs Coalition and a member of the Real Estate Capital Policy Advisory Committee of the Real Estate Roundtable.

Michael R. Gillespie Chief Accounting Officer, Controller, and Assistant Secretary Age: 42

Mr. Gillespie has served as the Company’s Chief Accounting Officer since 2005.  Prior to joining Hersha Hospitality Trust, Mr. Gillespie was Manager of Financial Policy & Controls for Tyco Electronics Corporation, a global manufacturer of electronic components where he played a key role in developing the company’s Sarbanes-Oxley compliance program.  He has also been a Senior Manager in the Audit and Assurance Practice at KPMG, LLP and Experienced Manager in the Audit and Business Advisory Practice at Arthur Andersen LLP.  Mr. Gillespie received his business administration bachelors degree in accounting from Bloomsburg University of Pennsylvania.  Mr. Gillespie is a licensed Certified Public Accountant.  Mr. Gillespie is currently a board member of the United Way of the Capital Region, the Bloomsburg University Foundation, and the Foundation for Enhancing Communities and is a member of the Tax Policy Advisory Committee of the Real Estate Roundtable.

4
David L. Desfor Treasurer and Corporate Secretary Age: 54

Mr. Desfor has served as the Company’s Treasurer since December 2002 and as Corporate Secretary since April 2007.  Previously, Mr. Desfor gained lodging experience as a principal and comptroller of lodging organizations.  Mr. Desfor previously co-founded and served as President of a hotel management company focused on conference centers and full service hotels.  Mr. Desfor earned his undergraduate degree from East Stroudsburg University in Hotel Administration.

Meetings of the Board of Trustees

The Company’s business is managed under the general direction of the Board of Trustees as provided by the Company’s Bylaws and Maryland law.  The Board of Trustees holds regular quarterly meetings during the Company’s fiscal year and holds additional meetings as needed in the ordinary course of business.  The Board of Trustees held a total of twelve meetings during 2014.  Each of the trustees attended at least 75% of the aggregate of (i) the total number of the meetings of the Board of Trustees and (ii) the total number of meetings of all committees of the Board on which the trustee then served.

Executive Sessions

The Company believes that it is important to promote open discussion among the independent trustees, and it schedules regular executive sessions in which those trustees meet without management and non-independent trustee participation.  In 2014, the independent trustees met in executive session four times. Mr. Landry, who has been designated by the Board of Trustees as Lead Independent Trustee, chairs these executive sessions of the independent trustees.

Trustee Attendance at the Annual Meeting

The Board of Trustees has adopted a policy regarding trustee attendance at the annual meeting which specifies that all trustees should attend the annual meeting.  All of the trustees that served on the Board of Trustees at the time of the 2014 annual meeting of shareholders were in attendance.

Committees of the Board of Trustees

The Board of Trustees presently has an Audit Committee, Compensation Committee, Acquisition Committee and a Nominating and Corporate Governance (NCG) Committee.  In addition, the Audit Committee established the Risk Sub-Committee to focus on oversight of the Company’s risk management processes.  The Board of Trustees may, from time to time, form other committees as circumstances warrant.  These committees have authority and responsibility as delegated by the Board of Trustees.

Audit Committee

M. Sabin (Chair) Thomas J. Hutchison III Donald J. Landry Dianna F. Morgan 10

www.hersha.com.  The current members of the Audit Committee all meet the NYSE’s and the SEC’s standards of independence as currently in effect.  The Board of Trustees has determined that Mr. Sabin is an “audit committee financial expert” as that term is defined in the rules promulgated by the SEC pursuant to the Sarbanes-Oxley Act of 2002.  The Board of Trustees has also determined that each of the members of the Audit Committee is financially literate, as such term is interpreted by the Board of Trustees.  For more information, please see “The Audit Committee Report” below.

Members: John M. Sabin (Chair) Thomas J. Hutchison III Donald J. Landry Dianna F. Morgan Meetings in 2014: 10

The Audit Committee is responsible for engaging the Company’s independent auditors, reviewing with the independent auditors the plans and results of the audit engagement, approving professional services provided by the independent auditors, reviewing the independence and qualifications of the independent auditors, considering the range of audit and non-audit fees and reviewing the adequacy of the Company’s internal accounting controls.

The Board of Trustees established in the Audit Committee in accordance with Section 3(a)(58)(A) of the Exchange Act and has adopted a written charter for the Audit Committee, a current copy of which is available on the Company’s website, www.hersha.com.  The current members of the Audit Committee all meet the NYSE’s and the SEC’s standards of independence as currently in effect.  The Board of Trustees has determined that Mr. Sabin is an “audit committee financial expert” as that term is defined in the rules promulgated by the SEC pursuant to the Sarbanes-Oxley Act of 2002.  The Board of Trustees has also determined that each of the members of the Audit Committee is financially literate, as such term is interpreted by the Board of Trustees.  For more information, please see “The Audit Committee Report” below.

Compensation Committee

Members: Thomas J. Hutchison III (Chair) Michael A. Leven Dianna F. Morgan John M. Sabin Meetings in 2014: 5

The Compensation Committee makes recommendations to the Board of Trustees with regard to compensation for the Company’s executive officers and administers the Company’s equity incentive plan.  Subject to applicable law, the Compensation Committee may form and delegate its authority to subcommittees or executive officers when appropriate.  At its meetings, the Compensation Committee discussed relevant topics regarding executive compensation and established a formal compensation plan for all officers and trustees.

The Board of Trustees has adopted a written charter for the Compensation Committee, a current copy of which is available on the Company’s website, www.hersha.com.  The current members of the Compensation Committee all meet the NYSE’s standards of independence as currently in effect.  All of the members of the Compensation Committee are “non-employee” trustees within the meaning of Section 162(m) of the Code of 1986, as amended (the “Code”), and the applicable rules of the SEC and are “non-employee” trustees for the purposes of Rule 16b-3 under the Exchange Act.  For more information about the Compensation Committee, please see the “Compensation Discussion and Analysis” below.

Nominating and Corporate Governance (NCG) Committee

(Chair) Donald J. Landry Dianna F. Morgan John M. Sabin 4	www.hersha.com. The current members of the NCG Committee all meet the NYSE’s standards of independence as currently in effect .
Members: Michael A. Leven (Chair) Donald J. Landry Dianna F. Morgan John M. Sabin Meetings in 2014: 4

The NCG Committee recommends candidates for election as trustees and, in some cases, the election of officers.  The NCG Committee also develops and recommends to the Board of Trustees a set of corporate governance guidelines and annually reviews these guidelines, considers questions of possible conflicts of interest of trustees and executive officers and remains informed about existing and new corporate governance standards mandated by the SEC and the NYSE.  The NCG Committee also evaluates the performance of the Board of Trustees and all of the Committees on an annual basis.

The Board of Trustees has adopted a written charter for the NCG Committee, a current copy of which is available on the Company’s website, www.hersha.com. The current members of the NCG Committee all meet the NYSE’s standards of independence as currently in effect .

Acquisition Committee

Members: Donald J. Landry (Chair) Thomas J. Hutchison III Michael A. Leven John M. Sabin Meetings in 2014: 5

The Acquisition Committee establishes guidelines for acquisitions and dispositions to be presented to the Board of Trustees and leads the Board in its review of potential acquisitions and dispositions presented by management.  The Acquisition Committee makes recommendations to the Board and senior management regarding potential acquisitions and dispositions and reviews due diligence reports prepared by management conducted on all potential acquisitions.

The Board of Trustees has adopted a written charter for the Acquisition Committee, a current copy of which is available on the Company’s website, www.hersha.com. The current members of the Acquisition Committee all meet the NYSE’s standards of independence as currently in effect.

Trustee COMPENSATION

Compensation of Non-Employee Trustees

The Board of Trustees believes that competitive compensation arrangements are necessary to attract and retain qualified non-employee trustees.  The Compensation Committee has determined that any executive officer who serves on the Board of Trustees will not receive any fees for service on the Board of Trustees.    The key components of our current trustee compensation program are annual retainer, fees for committee membership, annual share grants and restricted share grants, and additional compensation to committee chairs and the Lead Independent Trustee.

As discussed in “Compensation Discussion and Analysis— Independent Compensation Consultant” below, the Compensation Committee engaged FPL Associates L.P. (“FPL”) as its compensation consultant to assist it in reviewing and determining, among other things, the compensation paid to non-employee trustees in 2014.    The Compensation Committee, based on the recommendations of FPL, approved the Company’s 2014 compensation program for non-management trustees, effective as of January 1, 2014.  For 2014, the compensation program included:

•	Annual Retainer – Non-employee trustees received an annual retainer of $50,000.
•	Lead Director and Committee Chair Fees – For service in the capacity of Lead Director or committee chairperson, non-employee trustees received an annual fee in the following amount:

•	Committee Membership Fees – For service as a member of the Board’s committees, non-employee trustees, including committee chairpersons, received a fee in the following annual amount:

•

Annual Share Based Compensation – Each of the Company’s non-employee trustees received a semi-annual grant of common shares, each equal to a value to approximately $30,000.  The number of shares issued for each fully vested grant was determined based on the per share volume weighted average trading price (“VWAP”) of the Company’s common shares on the NYSE for the 20 trading days prior to the grant date.

•

2014 Multi-Year Share Based Compensation – On December 27,  2013, each non-employee trustee received 2,000 restricted common shares, 33% of which vested on December 31, 2014, 33% of which will vest on December 31, 2015, and the remainder of which will vest on December 31, 2016 (subject to continued service on the vesting date).

Trustees may make a voluntary election to receive any portion of the annual retainer, lead director and committee chair fees, and committee membership fees in the form of common equity valued at a 25% premium to the cash that would have been received.  The number of common shares issued in lieu of cash payments for the annual retainer was determined based on the per share VWAP of the Company’s common shares on the NYSE for the 20 trading days prior to December 27,  2013, or $5.59 per share.  An aggregate of 39,133 common shares were issued on December 27,  2013 and vested during the year ended December 31, 2014.

Non-employee trustees may make a voluntary election to receive any portion of the fees received for committee membership, and service as Lead Independent Trustee or a committee or sub-committee chair in the form of common equity valued at a 25% premium to the cash that would have been received, with the number of common shares issued in lieu of cash payments determined based on the per share VWAP of the Company’s common shares on the NYSE for the 20 trading days prior to June 1, 2014, or $6.19 per share.  An aggregate of 23,475 common shares were issued on June 23,  2014 pursuant to the trustees’ elections.

On June 23,  2014 and December 30,  2014, the Company’s non-employee trustees received semi-annual grants of fully vested common shares that were issued under the Company’s 2012 Equity Incentive Plan.  Each grant had a value equal to approximately $30,000.  To determine the number of common shares subject to each grant, the dollar amount of the grant was divided by the VWAP for the Company’s common shares for a 20-trading day period prior to June 1, 2014 and December 30,  2014 and then rounded to the nearest 100 common shares.  The 20-day VWAP used for the grant on June 23,  2014 was $6.19,  resulting in a grant of 4,800 fully vested common shares with a grant date fair value of $31,200 to Messrs. Hutchison, Landry, Leven and Sabin and Ms. Morgan.  The 20-day VWAP used for the grant on December 30,  2014 was $7.29,  resulting in a grant of 4,100 fully vested common shares with a grant date fair value of $29,725 to Messrs. Hutchison, Landry, Leven and Sabin and Ms. Morgan.

The Company reimburses all trustees for their reasonable out-of-pocket expenses incurred in connection with their service on the Board of Trustees.

The following table presents information relating to compensation of the non-management trustees for the fiscal year ended December 31, 2014:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)

Thomas J. Hutchison III	3,779	204,005	207,784
Donald J. Landry	58,631	147,918	206,549
Michael A. Leven	3,779	184,310	188,089
Dianna F. Morgan	95,983	75,425	171,408
Kiran P. Patel (2)	3,779	62,949	66,728
John M. Sabin	105,983	75,425	181,408

(1)	See table below for additional disclosure of stock awards issued to non-management trustees.
(2)	Mr. Patel resigned from the Board of Trustees effective as of April 11, 2014.

The following table presents information relating to stock awards included in the compensation of the non-management trustees for the fiscal year ended December 31, 2014:

			Shares Elected in Lieu of Cash Board Fees
Name	Semi-Annual Share Grants (1) ($)	Multi-Year Share Award Grant (2) ($)	Annual Retainer(3) ($)	Lead Director and Committee Chair(4) ($)	Committee Membership(5) ($)	Total ($)

Thomas J. Hutchison III	60,925	14,500	62,949	19,689	45,942	204,005
Donald J. Landry	60,925	14,500	31,472	19,689	21,333	147,918
Michael A. Leven	60,925	14,500	62,949	13,124	32,812	184,310
Dianna F. Morgan	60,925	14,500	-	-	-	75,425
Kiran P. Patel	-	-	62,949	-	-	62,949
John M. Sabin	60,925	14,500	-	-	-	75,425

(1)

Represents the aggregate grant date fair value of semi-annual share grants computed in accordance with FASB ASC 718.  Common shares granted pursuant to these awards are fully vested on the grant date.  The grant date fair value of the common shares granted on June 23,  2014 equals the number of common shares granted (4,800 common shares) multiplied by the closing common share price of $6.50 on the NYSE on the date of the grant.  The grant date fair value of the common shares granted on December 30,  2014 equals the number of common shares granted (4,100 common shares) multiplied by the closing common share price of $7.25 on the NYSE on the date of the grant.

(2)

Represents the aggregate grant date fair value of multi-year share awards computed in accordance with FASB ASC 718.  The grant date fair value of the restricted common shares granted on December 30,  2014 equals the number of common shares granted (2,000 restricted common shares) multiplied by the closing common share price of $7.25 on the NYSE on the date of the grant.

(3)

Represents the aggregate grant date fair value of shares elected to be received in lieu of all or a portion of a trustee’s annual retainer computed in accordance with FASB ASC 718.  The grant date fair value of the restricted common shares granted on December 27, 2013 equals the number of common shares granted multiplied by the closing common share price of $5.63 on the NYSE on the date of the grant.  The following trustees received shares by making this election:  Mr. Hutchison (11,181 shares), Mr. Landry (5,590 shares), Mr. Leven (11,181 shares), and Mr. Patel (11,181 shares).

(4)

Represents the aggregate grant date fair value of shares elected to be received in lieu of all or a portion of a trustee’s Lead Director, Committee Chair fees computed in accordance with FASB ASC 718.  The grant date fair value of the common shares granted on June 23,  2014 equals the number of common shares granted multiplied by the closing common share price of $6.50 on the NYSE on the date of the grant.  The following trustees received shares by making this election:  Mr. Hutchison (3,029 shares), Mr. Landry (3,029 shares), and Mr. Leven (2,019 shares).

(5)

Represents the aggregate grant date fair value of shares elected to be received in lieu of all or a portion of a trustee’s meeting attendance fees computed in accordance with FASB ASC 718.  The grant date fair value of the common shares granted on June 23,  2014 equals the number of common shares granted multiplied by the closing common share price of $6.50 on the NYSE on the date of the grant.  The following trustees received shares by making this election:  Mr. Hutchison (7,068 shares),  Mr. Landry (3,282 shares) and Mr. Leven (5,048 shares).

Trustee Ownership Guidelines

Non-management Trustees are required to maintain share ownership of at least five times their annual retainer and have three years from the date they are appointed to comply with share ownership guidelines.

2015 Compensation of Non-Employee Trustees

For 2015, the annual retainer, lead director and committee chair fees, committee membership fees, and multi-year share based compensation will remain unchanged from 2014 levels.  Annual share based will increase from $60,000 to $67,000.

Security Ownership of Management

The following table sets forth certain information, known by the Company as of March 31, 2015, regarding the beneficial ownership of the Company’s common shares and the Company’s Series C preferred shares by (i) each of the Company’s trustees and trustee nominees, (ii) each of the Company’s named executive officers and (iii) the Company’s trustees and executive officers as a group.

At March 31, 2015, there were 196,907,816 common shares outstanding, 2,400,000 Series B preferred shares outstanding, and 3,000,000 Series C preferred shares outstanding.  Except as set forth in the footnotes to the table below, each of the individuals identified in the table has sole voting and investment power over the common shares and Series C preferred shares beneficially owned by that person.  No person named in the table below beneficially owns any of the Company’s Series B preferred shares.  The address for each of the Company’s trustees, trustee nominees and named executive officers is c/o Hersha Hospitality Trust, 44 Hersha Drive, Harrisburg, Pennsylvania 17102.

	Class A Common Shares			Series C Preferred Shares
Name of Beneficial Owner	Number of Shares/Units Beneficially Owned(1)		Percentage of Class Beneficially Owned(2)	Number of Shares Beneficially Owned		Percentage of Class Beneficially Owned
Hasu P. Shah	1,422,036	(3)	*	-		-
Jay H. Shah	4,101,703	(4)	2.1%	-		-
Neil H. Shah	3,770,235	(5)	1.9%	-		-
Ashish R. Parikh	680,654		*	-		-
Michael R. Gillespie	245,395		*	-		-
David L. Desfor	218,700	(6)	*	-		-
Thomas J. Hutchison	322,560	(7)	*	-		-
Donald J. Landry	173,502		*	-		-
Michael A. Leven	135,587		*	20,000	(8)	*
Dianna F. Morgan	57,380		*	-		-
John M. Sabin	89,024	(9)	*	-		-
All executives officers, trustees, and trustee nominees as a group (11 persons)	11,216,776		5.7%	20,000		*

*Represents less than one percent of the outstanding shares of the class of securities indicated in the table above.

(1)

Includes the total number of common shares issuable upon redemption of partnership units and LTIP Units in Hersha Hospitality Limited Partnership, the Company’s operating partnership subsidiary (the “Operating Partnership” or “HHLP”). Subject to certain restrictions, LTIP Units are convertible into an equivalent number of partnership units.  Partnership units are redeemable by the holder for cash, or at the Company’s option, an equivalent number of common shares.

(2)

The total number of common shares outstanding used in calculating the percentage ownership of each person assumes that the partnership units and LTIP Units held by such person, directly or indirectly, are redeemed for common shares and none of the partnership units and LTIP Units held by other persons are redeemed for common shares, notwithstanding that not all of the LTIP Units have vested to date.

(3)

Includes:  (i) 455,496 common shares issuable upon redemption of partnership units that are currently redeemable; and (ii) 69,130 common shares, all of which are held by Shree Associates, a family limited partnership that is controlled by Mr. Hasu Shah.  Excludes:  (i) 474,834 common shares issuable upon the redemption of partnership units that are currently redeemable and held by the Jay and Susie Shah 2008 Family Trust, in which Mr. Hasu Shah is the trustee; and (ii) 407,362 common shares issuable upon the redemption of partnership units that are currently redeemable and held by the Neil and Juhi Shah 2008 Family Trust, in which Mr. Hasu Shah is the trustee.  Mr. Hasu Shah disclaims beneficial ownership of the common shares issuable upon the redemption of partnership units and the partnership units held by the two family trusts for which he is the trustee, and this report shall not be deemed an admission that Mr. Hasu Shah is the beneficial owner of these common shares or partnership units for purposes of Section 16 or for any other purpose.

(4)

Includes:   (i) 359,355 common shares issuable upon redemption of partnership units that are currently redeemable; (ii)  531,668 common shares issuable upon redemption of partnership units that are currently redeemable and held by the Jay and Susie Shah 2008 Family Trust, in which Mr. Hasu Shah is the trustee; and (iii)  760,804 common shares issuable upon redemption of partnership units that are currently redeemable and held by the Hasu and Hersha Shah 2004 Trust FBO Jay H. Shah, in which the trustee is an unaffiliated third party.  The partnership units held by the Hasu and Hersha Shah 2004 Trust FBO Jay H. Shah have been pledged as security to a third party.

(5)

Includes:   (i) 314,944 common shares issuable upon redemption of partnership units that are currently redeemable; (ii)  457,336 common shares issuable upon redemption of partnership units that are currently redeemable and held by the Neil and Juhi Shah 2008 Family Trust, in which Mr. Hasu Shah is the trustee; and (iii) 832,215 common shares issuable upon redemption of partnership units that are currently redeemable and held by the Hasu and Hersha Shah 2004 Trust FBO Neil H. Shah, in which the trustee is an unaffiliated third party.  The partnership units held by the Hasu and Hersha Shah 2004 Trust FBO Neil H. Shah have been pledged as security to a third party.

(6)	Includes 211,900 common shares issuable upon redemption of partnership units held by Mr. Desfor.
(7)	Includes 80,000 common shares that are held by Mr. Hutchison’s wife and with respect to which he shares voting and investment power.
(8)	Includes 10,000 shares held by Mr. Leven and 10,000 shares held by the Michael and Andrea Leven Family Foundation, for which Mr. Leven is the trustee.
(9)	Includes 1,150 common shares that are held indirectly by Mr. Sabin’s wife and with respect to which he shares voting and investment power.

OWNERSHIP OF EQUITY SECURITIES OF THE COMPANY

The following table sets forth certain information as of March 31, 2015, with respect to each person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) who is known to the Company to be the beneficial owner of more than five percent of the Company’s common shares.

	Common shares
Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned	Percent of Class(1)

BlackRock Inc.(2) 40 East 52nd Street New York, New York 10022	15,272,082	7.8%

GRS Advisors, LLC(3) 900 N. Michigan Avenue, Suite 1450 Chicago, Illinois, 60611	12,533,042	6.4%

Prudential Financial, Inc.(4) 751 Broad Street Newark, New Jersey, 07102-3777	14,531,779	7.4%

Vanguard Group(5) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	27,483,621	14.0%

Vanguard Specialized Funds - Vanguard REIT Index Fund(6) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	14,909,494	7.6%

(1)	Percentages are based on 196,907,816 common shares outstanding as of March 31, 2015.
(2)

Information based solely on Amendment No. 5 to a Schedule 13G filed with the SEC on January 26, 2015 by Blackrock, Inc. which has reported sole voting power over 14,745,765 common shares and sole dispositive power over 15,272,082 common shares.

(3)

Information based solely on a Schedule 13D filed with the SEC on May 21,  2014 by GRS Advisor, LLC., Michael A. Elrad, Norman S. Geller, and Barry A. Malkin which has reported shared voting and dispositive power over 12,533,042 common shares.

(4)

Information based solely on a Schedule 13G filed with the SEC on February 13,  2015 by Prudential Financial, Inc., which has reported sole voting and dispositive power over 1,908,712 common shares and shared voting and dispositive power over 12,623,067 common shares.

(5)

Information based solely on Amendment No. 7 to a Schedule 13G filed with the SEC on February 10,  2015 by The Vanguard Group, Inc.  The Vanguard Group Inc. has disclosed that is has sole voting power over 518,263 common shares, sole dispositive power over 27,187,718 common shares and shared dispositive power over 295,903 common shares.  The Vanguard Group, Inc. has reported that Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 262,803 common shares and that Vanguard Investment Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 288,560 common shares.

(6)	Information based solely on Amendment No. 3 to a Schedule 13G filed with the SEC on February 6, 2015 by Vanguard Specialized Funds – Vanguard REIT Index Fund. 26

COMPENSATION COMMITTEE REPORT

Review of Compensation Discussion and Analysis

The Compensation Committee has reviewed and discussed the CD&A contained in this proxy statement with management and, based on such review and discussion, the Compensation Committee recommends to the Board of Trustees that it be included in this proxy statement

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee were an officer or employee of the Company or any of its subsidiaries during 2014 or any prior period. No executive officer of the Company served as a member of the compensation committee or as a director of any company where an executive officer of such company is a member of the Compensation Committee or is a trustee of the Company.

The Company’s regular filings with the SEC and its trustees’ and executive officers’ filings under Section 16(a) of the Exchange Act are also available on the Company’s website.

COMPENSATION COMMITTEE,

Thomas J. Hutchison III (Chair)
Michael A. Leven
Dianna F. Morgan
April 17, 2015	John M. Sabin

COMPENSATION DISCUSSION AND ANALYSIS

This section of the proxy statement explains the type and amount of compensation provided to the Company’s NEOs in 2014, as well as the principles and processes that the Compensation Committee of the Board of Trustees follows in determining such compensation. The NEOs consist of the Company’s Chief Executive Officer, the Company’s Chief Financial Officer and the Company’s three other most highly paid executive officers as of December 31, 2014.

The NEOs for 2014 are as follows:

•	Hasu P. Shah, the Company’s Chairman of the Board;
•	Jay H. Shah, the Company’s Chief Executive Officer;
•	Neil H. Shah, the Company’s President and Chief Operating Officer;
•	Ashish R. Parikh, the Company’s Chief Financial Officer; and
•	Michael R. Gillespie, the Company’s Chief Accounting Officer

The NEOs named above were also NEOs in 2012 and 2013.

Investor Outreach

At its 2014 annual shareholder meeting, shareholders overwhelmingly supported the Company’s executive compensation program, with approximately 94%  of the shareholders entitled to vote at the 2014 annual shareholders meeting approving, on an advisory basis, the compensation earned by the NEOs in 2013.  The Compensation Committee viewed the advisory vote in favor of the Company’s executive compensation as a validation of its compensation philosophy, including its emphasis on pay-for-performance and equity based compensation.

As it has done in the past, the Compensation Committee, together with certain members of management, embarked on a  shareholder outreach effort meeting with several institutional investors with significant ownership interests in the Company’s common shares.  These meetings were led by Thomas J. Hutchison III, the Compensation Committee Chair.  Input on executive compensation issues, the results of the advisory vote on executive compensation at the 2014 annual shareholders meeting, governance matters and Company performance was provided.  The feedback that the Company received through this communicative process was beneficial and insightful.   These meetings highlighted for the Compensation Committee that the majority of the investors we met with strongly support the executive compensation program structure and believe it is well designed.  These investors felt the changes to the 2014 executive compensation program described below in “-Enhancements to the Named Executive Officers Compensation Programs” further improved alignment of the NEOs interests with the interests of the Company’s shareholders.

Enhancements to Named Executive Officers Compensation Programs

Historically, the Company’s executive compensation programs have included robust stock ownership guidelines, minimum holding periods for shares received as compensation, absence of tax gross-up provision for any of the NEO’s, and double triggers for change in control payments.  In addition the Company intends to clawback all or a portion of incentive compensation when an executive is found to have engaged in misconduct that results in a restatement.  Investors were also supportive of the degree to which the Company’s NEO compensation programs are based on the achievement of performance metrics that drive our business success.

For 2014, the Compensation Committee kept base salaries and the range of incentive compensation the same as 2013 levels.

In addition, in response to discussions we engaged in with certain large institutional shareholders,  the Compensation Committee adopted enhancements to our NEO compensation programs for 2014 which lessened the subjective component of our incentive compensation in favor of additional performance-based metrics, absolute total shareholder returns and relative total shareholder returns.  For our Annual Equity Incentive Plan, the allocation of potential performance-based compensation to individual goals, a subjective component of the program, was cut in half, from 40% in 2013 to 20% in 2014.  In addition, a portion of the allocation of potential compensation within the Multi-Year Long Term Incentive Plan was shifted from the Company’s absolute total shareholder return metric to a metric that evaluates the Company’s total shareholder return performance relative to its peers.

Presented below is a summary of the changes to the Company’s annual and long-term incentive plans for 2014.

Annual Long Term Incentive Plan (ALTIP)
	2014	Prior
	Weighting	Weighting

RevPAR Growth (Absolute)	40.0%	30.0%
RevPAR Growth (Relative to Peers)	40.0%	30.0%
Individual Goals	20.0%	40.0%
Total Potential	100.0%	100.0%

Multi-Year Long Term Incentive Plan (MYLTIP)
	2014	Prior
	Weighting	Weighting
TSR (Absolute)	37.5%	50.0%
TSR (Relative to Peers)	37.5%	25.0%
RevPAR Growth (Relative to Peers)	25.0%	25.0%
Total Potential	100.0%	100.0%

Executive Summary

The Company is a self-advised real estate investment trust that, as of March 31, 2015, owns interests in 51 hotels in major urban gateway markets including New York, Washington D.C., Boston, Philadelphia, Los Angeles and Miami totaling 8,259 rooms. The Company’s primary strategy is to continue to acquire and operate high quality, upscale hotels in metropolitan markets with high barriers to entry in the Northeastern United States, South Florida, select West Coast markets and other markets with similar characteristics.

The objective of the Company’s executive compensation program is to attract, retain and motivate experienced and talented executives who can help maximize shareholder value. The Company believes that a significant portion of the compensation paid to executive officers should be closely aligned with the Company’s performance on both a short-term and long-term basis.  In addition, a significant portion of compensation should be in the form of the Company’s common shares to more fully align the interests of the Company’s executives and its shareholders and to mitigate any risks associated with pay-for-performance components of our compensation program.

The following table summarizes our compensation philosophy:

Philosophy Component	Rationale/Commentary	Pay Element
Compensation should reinforce business objectives and Company values

The Company strives to provide a rewarding and professionally challenging work environment for its executive officers. The Company believes that executive officers who are motivated and challenged by their duties are more likely to achieve the individual and corporate performance goals designed by the Compensation Committee. The Company’s executive compensation package should reflect this work environment and performance expectations.

All elements (salary, annual cash incentive, equity incentive compensation)
Key executive officers should be retained

The primary purpose of the Company’s executive compensation program has been, and is, to achieve the Company’s business objectives by attracting, retaining and motivating talented executive officers by providing incentives and economic security.

Equity incentive compensation
Compensation should align interests of executive officers with shareholders

The Company’s executive compensation is designed to reward favorable total shareholder returns, both in an absolute amount and relative to the Company’s peers, taking into consideration the Company’s competitive position within the real estate industry and each executive’s long-term career contributions to the Company.

Equity incentive compensation
A significant amount of compensation for top executive officers should be based on performance

Performance-based pay aligns the interest of management with the Company’s shareholders. Performance-based compensation motivates and rewards individual efforts and Company success. Approximately 75% of the NEOs targeted aggregate compensation is linked to Company specific or individual performance metrics. The performance-based percentage of actual compensation increases as performance improves and decreases as performance declines. If the Company has poor absolute or relative performance, the executive officers will receive reduced incentive compensation and reduced total compensation.

Salary increases, annual cash incentive bonuses and equity incentive compensation

Philosophy Component	Rationale/Commentary	Pay Element
Compensation should be competitive

To attract and reduce the risk of losing the services of valuable executive talent but avoid the expense of excessive pay, compensation should be competitive. The Compensation Committee, with the help of independent compensation consultant, assesses the competitiveness of the Company’s compensation program for each of its executive officers by comparison to compensation of executive officers at other public real estate companies. The Compensation Committee has regularly retained the services of FPL, an independent human resources and compensation consulting firm, to report on current market data regarding executive officer pay levels and incentive programs. FPL typically obtains data for its reports from publicly-available proxy statements and other public filings with the SEC.

All elements

The following table summarizes certain aspects of our pay practices:

☑ What We Do	☒ What We Do Not Do

The Company ties NEO pay to performance. For 2014, 79% of the NEOs pay potential was performance-based and at-risk. The Company sets clear goals for company performance and differentiates certain elements of compensation based on individual NEO achievement.

The Company has no contractual arrangements for minimum or guaranteed payouts (other than base salary which is only 21% of the NEOs pay potential).  There are no guarantees in place for any potential changes to our NEOs base salaries, cash incentive payments, or equity awards.

The Company mitigates undue risk, including retention provisions, multiple performance targets, and robust Board and management processes to identify risk.  The Company intends to clawback bonuses and other incentive-based and equity-based compensation when misconduct results in a financial restatement.

The Company does not believe the executive compensation program creates risks that are reasonably likely to pose a material adverse impact to the Company.

The Company has reasonable post-employment and change in control provisions. The employment agreements with the NEOs generally provide for cash payments after a change in control only if NEO is also terminated without cause or voluntarily resigns for good reason within one year of the change in control (a double-trigger).

The Company does not have any tax gross-up provisions for any of the NEOs and maintains that it will not enter into an agreement with a new executive officer that includes a tax gross-up provision with respect to payments contingent upon a change in control.

The Compensation Committee benefits from its utilization of an independent compensation consulting firm. The reports prepared by the compensation consulting firm are used by the Compensation Committee to set executive compensation at levels that are intended to be competitive with the Company’s industry peers.

The Company’s compensation consulting firm does not provide any services to the Company or management.
The Company has adopted share ownership guidelines for the NEOs. In addition, the Company implemented requirements for the NEOs to hold shares granted for two years beyond vesting.

The Company has not used options or share appreciation rights and, if used, would not reprice these securities if they were underwater.  The Company does not pay dividends on unvested performance shares.

☑ What We Do	☒ What We Do Not Do
The Company does not have pension plans and does not provide perquisites to the NEOs.

Pay-for-Performance

Pay-for-performance is an important component of the Company’s compensation philosophy. Consistent with this focus, the Company’s executive compensation program includes annual cash incentives, annual equity incentives and multi-year equity incentives.

Annual cash incentives are provided under the Company’s annual cash incentive program (“Annual CIP”) to all of the NEOs other than the Company’s Chairman, Mr. Hasu Shah. The purpose of the program is to reward achievement of annual goals and objectives and to provide at-risk, comprehensive opportunities to earn additional cash compensation linked primarily to company-wide and, to a lesser extent, individual NEO performance. Eighty percent of the potential cash incentive is based on the achievement of company-wide operational and financial goals, including the achievement of adjusted funds from operations (“AFFO”) targets, AFFO multiple targets and fixed charge coverage ratio targets. The remaining 20% of the potential cash incentive is based on the achievement by each NEO of individual-specific operational and strategic goals.

Annual and multi-year equity incentives are provided under the Company’s annual long-term incentive program (the “Annual LTIP”) and its multi-year long-term incentive programs (the “Multi-Year LTIPs”). If earned, the awards will be settled in the form of common shares issued by the Company or LTIP Units issued by the Company’s operating partnership.

The Company must achieve certain financial performance goals during the performance period in order for Annual LTIP awards to be earned by the NEOs. Under the Annual LTIP, performance is measured based on the Company’s achievement of absolute and relative RevPAR growth.  In addition, the Compensation Committee has discretion under the Annual LTIP to grant equity awards to the NEOs based on how the NEOs individually and as a group effected transactions that continued the transformation of the Company’s portfolio and continued to strengthen the Company’s financial position.

Under the 2013 and 2014 Multi-Year LTIPs, performance is measured based on the Company’s achievement of RevPAR growth relative to a predetermined peer group, absolute total shareholder return, and total shareholder return relative to a predetermined peer group over a three year period.

During the past several years, the Company has been focused on transforming its portfolio through strategic acquisitions and dispositions, improving its balance sheet and strategically accessing capital markets. Accomplishments in the year ended December 31, 2014 include, among other things, the following:

•

Delivered a  total return of 31% to our shareholders in 2014 compared to the MSCI US REIT Index (RMZ) of 30%, the Dow Jones Industrial Average return of 10% and the S&P 500 Index return of 14%.  We returned capital to our shareholders through a repurchase of 2.6 million shares at a weighted average cost of $5.80, which was 21% below our closing price on December 31, 2014, and increased the per share dividend payable on the common shares by 16.7%.

•

Completed the Company’s selective, disciplined and focused transformation into a pure play, urban transient portfolio, improving RevPAR quality, putting us squarely in line with full service peers, while maintaining Hotel EBITDA margins that were, on average, 800 basis points higher than the full service component of our peer set.

•	Opened the Hilton Garden Inn 52nd Street in May 2014, which is strategically positioned to leverage the multiple demand generators in New York City’s Midtown East sub-markets.

•

Completed construction of the Hampton Inn at 32 Pearl Street in lower Manhattan, bringing a close to the Company’s major development projects at an ideal point in the lodging cycle, allowing the Company to reap the benefit of these investments through the remainder of the cycle.  The Hampton Inn at 32 Pearl Street is well positioned to enjoy the significant demand generators in lower Manhattan’s financial district.

•

Entered the highly competitive Key West market, which achieves one of the highest RevPARs in the country, with the acquisition of the Parrot Key Resort, further expanding its presence in south Florida.

•	Continued penetration into the southern California market with the acquisition and repositioning of the 122 room Hotel Milo in Santa Barbara.

•

Took advantage of premiums placed on Manhattan real estate with the disposition of Hotel 373 at a substantial gain and effectively recycled capital by investing in assets in the higher growth southern California and south Florida markets.

•

Achieved hotel EBITDA margins for the consolidated hotel portfolio that we believe, according to publicly available information, significantly exceeded the median for the 2014 Peer Group identified in “—Process for Determining Executive Compensation” below.

•	Achieved consolidated portfolio RevPAR growth of 8.3% consisting of average daily rate (“ADR”) growth of 4.5% and occupancy growth of 288 basis points.

•

Achieved AFFO per common share and common unit of limited partnership interest (“partnership unit”) in excess of the high amounts described under “–Components of Executive Compensation – Annual Cash Incentive Program.”

•

Completed $11.3 million of renovation and return on investment projects at 8 hotel properties and invested an additional $15.4 million in significant re-developments to better position the Company for the continuing upswing in the lodging cycle.

•

Enhanced our $500 million credit facility, which is expandable to $850 million, providing the Company with greater financial flexibility, extended debt maturities and a reduced weighted average cost of debt.

Based on these and other measures specified in the Annual CIP and the Annual LTIP, the Company awarded the NEOs the performance-based compensation more fully described below under “—Annual Cash Incentive Program” and “—Annual Long-Term Incentive Program for 2014.”

Shareholder Interest Alignment

We believe that our Annual LTIP and Multi-Year LTIPs further enhance long-term shareholder value by incentivizing long-term performance and aligning the interests of the NEOs and the shareholders. In addition, paying a significant portion of an NEO’s compensation in the form of restricted equity awards mitigates potential risks associated with pay-for-performance elements of compensation and is a helpful tool in retaining senior executives.  Therefore, equity is a key component of the Company’s executive compensation program, with annual equity awards ranging between 33% and 73% of the total compensation paid to or earned by the NEOs in 2014.  All equity awards granted to the NEOs in 2014 were in the form of restricted equity that, once earned based on prior performance, subsequently vest over time and therefore have a retention element once such awards have been earned.  Before these awards are earned, as described above, significant value is at risk for the NEOs.

As described under “—Stock Ownership Guidelines” below, the Company has formal stock ownership guidelines that require:

•	the Company’s non-management trustees to own Company shares equal in value to at least five times the annual cash retainer paid to non-management trustees;
•

the Company’s executive officers to own Company shares equal in value to a multiple of such executive’s base salary as follows: Chairman of the Board (4 times); Chief Executive Officer (6  times); President and Chief Operating Officer (6 times); Chief Financial Officer (3 times); and Chief Accounting Officer and all other executive officers (1 times); and

•	the Company’s executive officers to own Company shares received from vesting of share awards for a minimum of one year after the vesting date.

For purposes of these guidelines, units of limited partnership interest issued by the Company’s operating partnership are considered “Company Shares.”

Compensation and Corporate Governance

The Compensation Committee believes that solid corporate governance should be reinforced through the Company’s executive compensation programs and has adopted the following policies with regard to share ownership and compensation that are intended to promote good corporate governance:

•	hedging of Company shares is prohibited.
•

if the Company is required to prepare an accounting restatement due to material noncompliance, as a result of misconduct, with any financial reporting under federal securities law, the Company will “clawback” any bonus or other incentive-based or equity-based compensation received by the NEOs from the Company during the twelve month period following the first issuance or filing of the financial statements that are required to be restated and any profits realized from the sale of the Company’s securities during such twelve month period.

•	additional pledges of Company shares by Trustees and NEOs are prohibited.

Compensation Principles

The Compensation Committee designs and oversees the Company’s compensation policies and approves compensation for the NEOs.  Each year, the Compensation Committee’s goal is to create an executive compensation program for the NEOs that is linked to the creation of shareholder value.  To accomplish this goal, the executive compensation program for the NEOs is designed to:

•

Support the Company’s business strategy—The Compensation Committee seeks to align executive compensation programs for the NEOs with business strategies focused on long-term growth and sustained shareholder value.  The programs are designed to motivate the NEOs to overcome challenges and exceed company goals.

•

Pay for performance—The Compensation Committee places a large portion of the NEOs’ pay “at risk” and dependent upon the achievement of specific corporate and individual performance goals. The Company pays higher compensation when goals are exceeded and lower compensation when goals are not met.

•

Pay competitively—The Compensation Committee sets target compensation to be competitive with its peer group.  We set “maximum” objectives that if achieved may place the compensation paid to the NEOs above the median compared to the peer group.

Compensation Objectives

In designing the executive compensation programs for the NEOs, the objectives are to:

•	drive superior business and financial performance by designing programs that motivate the NEOs to achieve or exceed goals within their control;
•	attract, retain and motivate the right people in the right job by rewarding NEOs that perform at a high level;
•	align the long-term interests of the NEOs and the shareholders by building significant ownership of common shares into our annual and multi-year equity incentive programs;
•	focus on long-term results, such as total shareholder return; and
•	create a balanced executive compensation program that utilizes elements that discourage excessive risk taking.

Independent Compensation Consultant

The Compensation Committee engaged FPL during 2014 as its independent compensation consultant.  FPL advised the Compensation Committee on the design of the Company’s executive compensation program for 2014 and the amounts the Company should pay to the Chief Executive Officer and the other NEOs.  FPL also provided the Compensation Committee with information on executive compensation trends, best practices and advice for potential improvements to the Company’s executive compensation program.  In addition, FPL advised the Compensation Committee on the design of the compensation program for the Company’s non-employee trustees.

FPL does no work for management, receives no compensation from the Company other than for its work in advising the Compensation Committee and maintains no other economic relationships with the Company or any of its affiliates. From time to time, FPL receives input from the Company’s Chief Executive Officer regarding the Company’s strategic goals and the manner in which the executive compensation program should support these goals.

Process for Determining Executive Compensation

The Compensation Committee structures executive compensation for the NEOs so that total targeted annual compensation opportunities are competitive with comparable positions at companies considered to be the Company’s peers.  The Compensation Committee intends for the level of compensation for the NEOs to be competitive with the compensation offered by publicly held companies that are comparable to the Company with regard to size (based on total assets and market capitalization) and industry focus (publicly trading lodging companies, including REITs). The Compensation Committee believes this allows the Company to successfully attract and retain the high quality executive talent critical to the Company’s long-term success.

In setting executive compensation for the NEOs in 2014, the Compensation Committee considered levels of compensation paid by the following group of publicly traded lodging REIT companies (“2014 Peer Group”):

Company	Total Assets (1)	Market Capitalization (1)	Total Room Count (1)
Ashford Hospitality Trust	$2.7 billion	$667 million	17,003
Chatham Lodging Trust	$0.7 billion	$538 million	3,591
Chesapeake Lodging Trust	$1.6 billion	$1,254 million	5,932
DiamondRock Hospitality Company	$3.0 billion	$2,258 million	11,121
FelCor Lodging Trust Incorporated	$2.1 billion	$1,012 million	17,583
LaSalle Hotel Properties	$3.6 billion	$3,208 million	11,384
Pebblebrook Hotel Trust	$2.1 billion	$1,960 million	5,546
RLJ Lodging Trust	$3.7 billion	$2,983 million	22,324
Strategic Hotels & Resorts, Inc.	$2.3 billion	$1,943 million	8,272
Sunstone Hotel Investors, Inc.	$3.5 billion	$2,424 million	13,744
25th Percentile	$2.1 billion	$1,073 million	6,517
50th Percentile	$2.5 billion	$1,952 million	11,253
75th Percentile	$3.4 billion	$2,383 million	16,188
Hersha Hospitality Trust	$1.7 billion	$1,129 million	8,389

(1)Information presented was derived from public filings for the year ended December 31, 2013.

The Compensation Committee, with input from FPL and from management, annually reviews the companies included in the peer group.  Accordingly, the Compensation Committee may add or eliminate companies based on factors the Compensation Committee deems relevant. The primary criteria evaluated in the selection of the peer group include similarity of business strategy, scope of operations, total market capitalization and total assets.  The Compensation Committee excluded certain lodging-focused, self-managed equity REITs that were larger and smaller than the companies named above in terms of total assets and market capitalization, such as Host Hotels & Resorts, Inc., Summit Hotel Properties, Inc. and Supertel Hospitality, Inc.

In order to provide competitive executive compensation, the Compensation Committee seeks to provide total targeted annual aggregate NEO compensation opportunities that approximate the 50th percentile of the peer group. Actual total compensation for any given year may be paid above or below the median for the peer group.  Based on information provided to the Compensation Committee by FPL, the Compensation Committee determined that the total targeted annual compensation opportunity for each of the NEOs was competitive compared to the 2014 Peer Group.

The following table shows each element of the total annual compensation for 2013 for each NEO compared to the same information for the 2014 Peer Group:

Executive	Benchmark	Base Salary	Non-Equity Incentive	Equity Incentive	Total Annual Compensation
Hasu P. Shah	Chairman	2nd of 2	2nd of 2	2nd of 2	2nd of 2
Jay H. Shah	CEO	8th of 11	10th of 11	9th of 11	9th of 11
Neil H. Shah	COO	2nd of 7	2nd of 7	2nd of 7	2nd of 7
Ashish R. Parikh	CFO	3rd of 11	4th of 11	10th of 11	9th of 11
Michael R. Gillespie	CAO	2nd of 4	2nd of 4	4th of 4	4th of 4

Although the Compensation Committee seeks to provide total targeted annual compensation opportunities that approximate the 50th percentile of the 2014 Peer Group, the Compensation Committee does not rely exclusively on the 2014 Peer Group data in establishing target levels of compensation and does not have a rigid or formulaic process with regard to using peer data to set target levels of compensation (for example, assigning specific weights or values to each member of the 2014 Peer Group).  Instead, the Compensation Committee uses the 2014 Peer Group data as one of many tools to assist the Compensation Committee. Survey information provided by FPL to the Compensation Committee assists the Compensation Committee in confirming the validity of the market competitiveness of the Company’s executive compensation program and provides broader context to the 2014 Peer Group data, as well as provide data for positions where data for the 2014 Peer Group is not available from public filings with the SEC. In setting total target annual compensation opportunities for each NEO, the Compensation Committee considers the following factors:

•	the competitive data (2014 Peer Group and survey data), focusing on the median of the data as a starting point;
•	each NEO’s past and continuing performance;
•	each NEO’s scope of responsibility and impact on the Company’s performance and contribution to its long-term success;
•	internal equity (i.e., an NEO’s compensation levels relative to his or her peers, direct reports and supervisors);
•	the Chief Executive Officer’s recommendations for the other NEOs; and
•

the views of the members of the Compensation Committee and the other members of the Board of Trustees on individual contribution based upon routine interaction with the NEOs on corporate and public reporting matters.

In making executive compensation determinations, the Compensation Committee generally considers the results of the most recent shareholder advisory vote on executive compensation.  As reported in the Company’s Current Report on Form 8-K filed with the SEC on May 22,  2014, over 90% of the votes cast on the “say-on-pay” proposal were in favor of the advisory vote to approve the NEOs’ 2013 compensation.  The Compensation Committee viewed the advisory vote in favor of the NEOs’ 2013 compensation as a validation of its compensation philosophy, including its emphasis on pay for performance and equity based compensation.  As noted above under “Compensation Committee Report,” the Compensation Committee chair met with five institutional investors that represent a significant ownership interest in our common shares to better understand their views on our compensation programs.

In summary, the Compensation Committee’s process for setting total targeted annual compensation opportunities employs a flexible approach that responds to and adjusts for the evolving business environment. The Compensation Committee believes this approach permits the Company to respond to dynamics in the market for executive talent and provides the Company with flexibility in maintaining and enhancing the NEOs’ engagement, focus, motivation and enthusiasm for the Company’s long-term growth and sustained shareholder value.

Each of the NEOs’ performance is evaluated in light of the Company’s overall performance (as described in greater detail below) and non-financial goals and strategic objectives approved by the Compensation Committee and the Board of Trustees. For 2014, the Compensation Committee believed annual base salary and benefits when added to the potential variability of the annual cash and equity incentive programs and the multi-year equity incentive program provided an appropriate mix of financial security, risk and reward.

Interaction with Management

Our Compensation Committee regularly meets in executive sessions without management present.  Our Chief Executive Officer, considering each of the performance factors outlined below under “-Components of Executive Compensation,” annually reviews the compensation for each NEO, other than himself, and makes recommendations to the Compensation Committee regarding any proposed adjustments.  Recommendations, if any, for interim modifications to salaries are also based on the factors outlined above and are made by the Chief Executive Officer to the Compensation Committee. Final compensation decisions are ultimately made in the sole discretion of the Compensation Committee.

Components of Executive Compensation

In 2014, the components of executive compensation consisted of the following:

•	base salary;
•	annual cash incentives;
•	long-term equity incentives (annual and multi-year); and
•	benefits.

Base Salary

Base salary provides the NEOs with a basic level of financial security and promotes the Compensation Committee’s objectives by attracting and retaining top talent.  Base salary increases for the Company’s Chief Executive Officer are determined by the Compensation Committee and approved by the Board of Trustees.  Base salary increases for the other NEOs are recommended by the Company’s Chief Executive Officer and are subject to review and approval by the Compensation Committee.

In order to keep 2014 target total compensation opportunities for each of the NEOs close to the median of the 2014 Peer Group and to promote forms of compensation that are driven by performance, the Compensation Committee maintained 2014 base salaries for the NEOs at 2013 levels.   The Compensation Committee was satisfied that each NEO’s base salary for 2014 was reasonable and appropriate based on each NEO’s responsibilities and performance.

Base salaries for the NEOs for 2014 and 2013 are as follows:

	2014	2013	Increase	over 2013
	Base Salary	Base Salary	($)	(%)
Hasu P. Shah	$ 225,000	$ 225,000	$ -	0.0%
Jay H. Shah	$ 680,000	$ 680,000	$ -	0.0%
Neil H. Shah	$ 655,000	$ 655,000	$ -	0.0%
Ashish R. Parikh	$ 425,000	$ 425,000	$ -	0.0%
Michael R. Gillespie	$ 285,000	$ 285,000	$ -	0.0%

Annual Cash Incentive Program (“Annual CIP”)

The purpose of the Annual CIP is to reward achievement of annual goals and objectives and provide at-risk, comprehensive pay opportunities linked primarily to company-wide performance and, to a lesser extent, individual performance. Each year, management proposes and the Compensation Committee evaluates and finalizes the annual goals and objectives, which are subsequently approved by the Board of Trustees. By using goals and objectives thoroughly reviewed by the Board of Trustees, the Compensation Committee rewards participants for achieving performance levels that management has identified and the Board of Trustees are critical to creating and sustaining long-term shareholder value.

The Compensation Committee believe the Annual CIP provides the NEOs other than Mr. Hasu Shah, who has not historically participated in the program, with an incentive to excel at their individual job function and area of expertise in a manner that contributes to overall Company-wide performance, and further aligns the financial interests of the participating NEOs with those of shareholders. The selected performance criteria include Company-wide performance goals and specific performance goals related to the job function of each participating NEO.

Key features of the Annual CIP include the following:

•

a primary emphasis on (1) sustained Company-wide financial growth as measured by such metrics as AFFO per share, an AFFO multiple (defined for the purposes of the 2014 program as the closing sale price of the Company’s common shares as reported by the NYSE on December 30,  2014 divided by as reported AFFO per share for the year ended December 31, 2014), and (2) financial flexibility and balance sheet strength as measured by a fixed charge coverage ratio;

•	a structured approach to determine awards by measuring against pre-established metrics; and
•	the recognition of individual leadership achievements and contributions of participants by making a portion of the award subject to individual-specific performance goals.

The Compensation Committee, in conjunction with the Chief Executive Officer, reviewed the annual cash incentive awards. Annual cash incentive awards were based on an evaluation of the performance, level of responsibility and leadership of the named executive officer in relation to overall corporate results.

For 2014, the Compensation Committee established the following mix of Company performance measures for the Annual CIP:

Component/Metric	Weighting
AFFO per share	30%
AFFO multiple	30%
Fixed charge coverage ratio	20%
Individual-specific performance objectives	20%

The following table summarizes the threshold, target and maximum levels of performance for each of the company-specific performance measures under the Annual CIP and the level of performance the Company achieved in 2014:

Component/Metric	Threshold	Target	Maximum	Actual 2014 Performance
AFFO per share(1)	$0.40 per share	$0.44 per share	$0.46 per share	$0.49 per share
AFFO multiple(1)	11.5x	12.0x	12.5x	14.35x
Fixed charge coverage ratio(2)	1.80x	1.95x	2.10x	2.82x
Individual-specific performance objectives(3)	N/A	N/A	N/A	Met

(1)AFFO per share and the AFFO multiple are determined by calculating funds from operations (“FFO”) applicable to common shares and partnership units in accordance with the April 2002 National Policy Bulletin of the National Association of Real Estate Investment Trusts (“NAREIT”), which the Company refers to as the “White Paper.” The White Paper defines FFO as net income (loss) (computed in accordance with GAAP) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated assets, plus certain non-cash items, such as loss from impairment of assets and depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Management’s interpretation of the NAREIT definition is that noncontrolling interest in net income (loss) should be added back to (deducted from) net income (loss) as part of reconciling net income (loss) to FFO. Management calculated AFFO, which reflects FFO in accordance with the NAREIT definition further adjusted by: (i) adding back write-offs of deferred financing costs on debt extinguishment, both for consolidated and unconsolidated properties; (ii) adding back amortization of deferred financing costs; (iii) making adjustments for the amortization of original issue discount/premium; (iv) adding back non-cash stock expense; (v) adding back acquisition and terminated transaction expenses, as well as accruals for contingent consideration on acquisitions ; (vi) adding back FFO attributed to the Company’s partners in consolidated joint ventures; (vii) making adjustments to ground lease payments, which are required by GAAP to be amortized on a straight-line basis over the term of the lease, to reflect the actual lease payment; and (viii) state and local tax expense related to the reassessment of prior period assessments.

(2)Calculated as (i) consolidated adjusted earnings before income tax, depreciation and amortization (“Adjusted EBITDA”), divided by (i) the sum of (A) interest expense, plus (B) preferred share distributions.  The Company’s interpretation of Adjusted EBITDA is that EBITDA derived from its investment in unconsolidated joint ventures should be added back to net income (loss) as part of reconciling net income (loss) to Adjusted EBITDA. In addition, Adjusted EBITDA is adjusted to (i) add back write-offs of deferred financing costs on debt extinguishment, both for consolidated and unconsolidated properties; (ii) adding back non-cash stock expense; (iii) adding back impairment related expenses; (iv) adding back acquisition and terminated transaction expenses, as well as accruals for contingent consideration on acquisitions ;  (v) making adjustments to ground lease payments, which are required by GAAP to be amortized on a straight-line basis over the term of the lease, to reflect the actual lease payment and (vi) state and local tax expense related to the reassessment of prior period assessments.

(3)For purposes of the Annual CIP, the Compensation Committee utilized the following individual-specific performance objectives, which are the same objectives used for the 2013 program:

Chief Executive Officer and Chief Operating Officer:

•	meet with each of the top ten institutional investor accounts at least once in 2014;
•	meet with the sales force of two different broker-dealers with significant retail customer bases in an effort to increase interest in the ownership of the Company’s common shares; and
•	completion of each subordinate’s position-specific performance goals outlined below.

Chief Financial Officer and Chief Accounting Officer:

•	complete all SEC filings on a timely basis and maintain full compliance with SEC rules and regulations;
•	receive an unqualified opinion on the effectiveness of the Company’s internal controls over financial reporting in connection with KPMG LLP’s audit of the same; and
•	have the Chief Accounting Officer accompany the Chief Executive Officer, the Chief Operating Officer and/or the Chief Financial Officer on at least four investor or lender meetings.

The Compensation Committee chose the performance targets described above to align the Annual CIP with the Company’s 2014 goals and objectives as established by management and the Board of Trustees. The Compensation Committee chose the relative weights of the performance measures based on the Compensation Committee’s desire to emphasize financial results while maintaining a focus on non-financial initiatives.

The Compensation Committee believes AFFO per share, an AFFO multiple and a fixed charge coverage ratio are appropriate and effective measures of annual Company-wide performance. These performance measures were chosen because they strike a balance between maximizing AFFO per share in the short-term and driving a premium multiple for our shares with maintaining long-term value with a lower risk balance sheet.  The threshold level for each performance measure was set based on a level of performance that was believed at the time to be achievable in order to motivate and retain the participating NEOs. The target level for each performance measure was set based on a level of performance that was believed at the time to be aggressive, but obtainable. The maximum level for each performance measure was set based on a level of performance that was believed to be realizable, but only as a result of exceptional performance.

The Compensation Committee retains discretion to take into account extraordinary, unusual or infrequently occurring events and transactions to adjust the performance goals used to determine whether or not the components of the Annual CIP are met. For example, the Compensation Committee may take into account effects of items that were not foreseen or contemplated when the performance goals were set by backing out the impact of such events on the performance goals being measured. For 2014, no such adjustments were made to actual amounts reported by the Company.

The Compensation Committee also retains the right to exercise discretion to reduce an incentive payout to ensure that payouts from the plan produce their desired result. The use of discretion was especially important at the time the performance measures were established. If the threshold is not achieved, the NEO could receive no Annual CIP payout.

The participating NEOs satisfied each of the individual-specific performance objectives described above.  As a result, each of the participating NEOs was awarded the maximum cash payment under each component of the Annual CIP.  The following table indicates the amounts the participating NEOs may earn for threshold, target and maximum performance and the amount of the cash bonuses that were earned:

	Threshold	Target	Maximum	Actual Bonus Earned
	(as a % of	(as a % of	(as a % of	(as a % of	(in dollars)
	2014 base salary)	2014 base salary)	2014 base salary)	2014 base salary)
Jay H. Shah	75%	100%	150%	150%	$1,020,000
Neil H. Shah	75%	100%	150%	150%	$982,500
Ashish R. Parikh	50%	75%	125%	125%	$531,250
Michael R. Gillespie	25%	50%	75%	75%	$213,750

Annual Long-Term Incentive Program for 2014 (“Annual LTIP”)

The Compensation Committee adopted the Annual LTIP for the NEOs, pursuant to which the NEOs are eligible to earn equity awards in the form of stock awards,  performance share awards or, beginning in December of 2014, LTIP Units.  The Compensation Committee believes it is important to provide the NEOs with annual equity incentives to promote retention, incent sustainable growth and long-term value creation, and to further align the interests of the NEOs with those of shareholders by exposing the NEOs to stock price changes during the performance and vesting periods. Awards under the Annual LTIP are both “performance based” and “time based.”

The Company must achieve certain financial performance during the performance period in order for 80% of the award to be earned. The remaining portion of the award is granted at the discretion of the Compensation Committee based on its assessment of company and individual performance without regard to pre-defined performance criteria.  If awards are earned, the equity securities granted are subject to vesting over a four year period that begins on the first day of the performance period.

The Compensation Committee determined that a maximum payout for the absolute RevPAR metric and a  target payout for the Relative RevPAR metric was warranted.  Based upon the total equity incentive payouts approved for 2014, none of the NEOs received more than 96% of their 2014 equity incentive potential.  The following table summarizes the threshold, target and maximum levels of performance for the Annual LTIP and the Company’s actual 2014 performance in relation to the RevPAR performance goals:

Component/Metric	Weighting	Threshold	Target	Maximum	Actual 2014 Performance
Absolute RevPAR growth	40%	5.0%	6.0%	7.0%	8.6%
Relative RevPAR growth	40%	2014 Peer Group median + 40 basis points	2014 Peer Group median + 65 basis points	2014 Peer Group median + 85 basis points	>+65 basis points and <+85 basis points
Subjective (discretionary)	20%	N/A	N/A	N/A	Met

In assessing the subjective, discretionary element of the Annual LTIP, the Compensation Committee considered, in general, how the NEOs individually and as a group effected transactions that continued the transformation of the Company’s portfolio and continued to strengthen the Company’s financial position.  The Compensation Committee believes that the NEOs performance in 2014 positioned the Company for continued growth in 2015.

The Compensation Committee also considered the following:

•

the contributions of the NEOs in completing the acquisition of hotels in high barrier to entry and major urban markets, including the acquisition of one hotel in Manhattan, one hotel in southern California and one hotel in Key West;

•

the contributions of the NEOs achieving  EBITDA margins for the consolidated hotel portfolio of 37.7% which, according to publicly available information, significantly exceeded the median for the 2014 Peer Group by approximately 800 basis points;

•	the contributions of the NEOs in enhancing our $500 million credit facility while reducing the Company’s overall leverage during 2014; and
•

the contributions of the NEOs in completing $26 million of renovation and return of investment projects at 10 hotel properties to better position the Company for the lodging cycle recovery and the completion of development work on two projects in Miami and New York City with a total value approximating $90 million.

As a result of these contributions and the performance with respect to the absolute and relative RevPAR growth performance measure established under the Annual LTIP, the Compensation Committee approved the following awards for the NEOs in March 2015:

NEO	Dollar Value of Possible Equity Awards (Threshold to Maximum)	Dollar Amount of Annual LTIP Award (Actual Performance)	Number of Restricted Common Shares Awarded(1)
Hasu P. Shah	$340,000 to $444,000	$423,200	58,212
Jay H. Shah	$993,000 to $1,411,000	$1,348,200	185,448
Neil H. Shah	$993,000 to $1,411,000	$1,348,200	185,448
Ashish R. Parikh	$330,000 to $470,000	$449,200	61,789
Michael R. Gillespie	$136,000 to $188,000	$177,600	24,430

(1)Determined by dividing the dollar amount of the award under the Annual LTIP by $7.27, the per share volume weighted average trading price of the Company’s common shares on the NYSE for the 20 trading days prior to and including December 31, 2014. The awards issued to the NEOs pursuant to the Annual LTIP vest as follows: 25% on the date of grant and 25% on December 31, 2015, 2016 and 2017.

Multi-Year, Long-Term Incentive Programs (“Multi-Year LTIPs”)

In 2013 and 2014, the Compensation Committee adopted multi-year, long-term incentive programs (“2013 Multi-Year LTIP” and “2014 Multi-Year LTIP”) and granted awards pursuant to the programs to the NEOs. The awards pursuant to the 2013 Multi-Year LTIP and 2014 Multi-Year LTIP consisted of agreements to issue equity awards where the number of awards issued is not determined until the end of a three-year performance period.  The 2013 Multi-Year LTIP commenced on January 1, 2013 and ends on December 31, 2015 and the 2014 Multi-Year LTIP commenced on January 1, 2014 and ends on December 31, 2016.

The following table summarizes the metrics used to determine awards to be issued under the 2013 Multi-Year LTIP and 2014 Multi-Year LTIP programs:

Metric	Weighting		Threshold	Target	Maximum
	2013 Multi-Year LTIP	2014 Multi-Year LTIP
Absolute TSR (compound annualized return)	50.0%	37.5%	10.0%	12.0%	14.0%
Relative TSR(1)	25.0%	37.5%	Peer Group median - 150 basis points	Peer Group median + 50 basis points	Peer Group median + 250 basis points
Relative RevPAR(1)	25.0%	25.0%	Peer Group median + 25 basis points	Peer Group median + 50 basis points	Peer Group median + 75 basis points

(1)Relative TSR and Relative RevPar performance is determined by comparing the performance of the 2013 Peer Group, for the 2013 Multi-Year LTIP, and the 2014 Peer Group, for the 2014 Multi-Year LTIP, over the same performance period.  The 2013 Peer Group and 2014 Peer Group are identical in composition.

Once the Compensation Committee determines the awards have been earned and the equity underlying the awards has been issued, one-half of the equity awards will remain subject to time-based forfeiture provisions. The equity awards issuable pursuant to the 2013 Multi-Year LTIP and the 2014 Multi-Year LTIP will be determined and issued to the NEOs in the first quarter of 2016 and 2017, respectively, if earned.

Common shares, LTIP Units or a combination of common shares and LTIP Units may be used to settle awards under the programs, if the awards are earned based on the metrics described above.  Any equity awards pursuant to the programs will be made under the Company’s 2012 Equity Incentive Plan or any other equity incentive plan approved by the Company’s shareholders.  The number of shares or units awarded pursuant to the programs will be based on a specified dollar amount for each NEO divided by the 20-day volume weighted average closing price of the Company’s common shares on the New York Stock Exchange as of December 31, 2012 and December 31, 2013, respectively.

The following table sets forth the potential equity awards for each of the 2013 Multi-Year LTIP and 2014 Multi-Year LTIP, in terms of dollar value, that each NEO may earn for each program:

NEO	Dollar Value of Possible Equity Awards
Hasu P. Shah	$225,000 to $375,000
Jay H. Shah	$600,000 to $1,000,000
Neil H. Shah	$600,000 to $1,000,000
Ashish R. Parikh	$225,000 to $375,000
Michael R. Gillespie	$71,250 to $118,750

Distributions on the common shares and/or LTIP Units issuable pursuant to the 2013 Multi-Year LTIP and the 2014 Multi-Year LTIP accumulate from the beginning of the performance period and will be paid in cash when the common shares and/or LTIP Units issuable pursuant to the program vest.  It is the Compensation Committee’s intention to make the multi-year long term incentive program a rolling program, and a similar program has been put in place in 2015, with a performance period that commenced on January 1, 2015 and end on December 31, 2017.

Benefits

Benefits are established based upon an assessment of competitive market factors and a determination of what is required to attract and retain talent, as well as provide long-term financial security to the Company’s employees and their families.  The Compensation Committee periodically considers benefit levels based on competitive influences, as well as the cost of the programs to the Company relative to the value to employees.  The Company’s primary benefits for executive officers include participation in the Company’s health, dental and vision plans, 401(k) plan and various insurance plans, including disability and life insurance, on the same basis as any other employee.  The Company does not match employee contributions to its 401(k) plan, including contributions made by named executive officers.  Except as described in this paragraph, the Company does not provide NEOs with other benefits or perquisites.

Dual Role Structure

In establishing the compensation for Mr. Neil Shah, President and Chief Operating Officer, the Compensation Committee considers the dual roles that Mr. Neil Shah serves for the Company.  Mr. Neil Shah is currently the President and Chief Operating Officer of the Company and also serves as the Chief Investment Officer and Head of Asset Management.  The Compensation Committee has worked with FPL, our Compensation Consultant, to put together a pay structure for Mr. Neil Shah that incorporates these additional duties and the leadership role that Mr. Neil Shah serves in these dual roles.  The Compensation Committee believes that the overall compensation for Mr. Neil Shah is commensurate for the dual roles that he serves within the Company.

Contractual Arrangements

The Company has entered into employment agreements with Hasu P. Shah, Jay H. Shah, Neil H. Shah, Ashish R. Parikh and Michael R. Gillespie.  The terms of these employment agreements include provisions related to payments to be made to the officers for events related to changes of control of the Company.  These employment agreements are described under “Executive Compensation - Agreements with Executive Officers and Potential Payments Upon Termination or Change-in-Control” below.  The Compensation Committee believes it is appropriate for the Company to have an employment agreement with the executive officers to support stable and highly competent management on a long-term basis.

The Compensation Committee believes that the employment agreements serve the interests of the Company and its shareholders by ensuring that if a hostile or friendly change of control is ever under consideration, its executives will be able to advise the Board of Trustees about the potential transaction in the best interests of shareholders, without being unduly influenced by personal considerations, such as fear of the economic consequences of losing their jobs as a result of a change of control.  The change of control provisions of the employment agreements include so-called double triggers, which mean that benefits become available to executives under the agreements only upon a change of control followed by termination of the executive without cause or resignation by the executive for good reason.  The Compensation Committee believes that a double trigger appropriately protects the legitimate interests of executives in employment security without unduly burdening the Company or shareholder value.

Stock Ownership Guidelines

To further align the interests of the Company’s trustees and executive officers with the interests of our shareholders, the Board has established minimum share ownership guidelines that apply to all non-management trustees and named executive officers.  Non-employee trustees are required to own Company shares equal in value to at least five times the annual cash retainer paid to non-management trustees.  In addition, the Company’s executive officers are required to own Company shares equal in value to a multiple of such executive’s base salary as follows:  Chairman of the Board:  4 times; Chief Executive Officer:    6 times; President and Chief Operating Officer:    6 times; Chief Financial Officer:    3 times; and Chief Accounting Officer and all other named executive officers:    1 times.

All trustees and executives are expected to achieve this minimum ownership within three years of assuming the relevant positions with the Company.  For the purpose of these guidelines, a person shall be deemed to own all Company shares beneficially owned by such person within the meaning of the United States federal securities laws, including for these purposes preferred shares of the Company, common shares of the Company, operating partnership units (including LTIP Units) in Hersha Hospitality Limited Partnership and other securities issued by the Company or its subsidiaries that are exercisable for, convertible into or exchangeable for common shares of the Company.

Compensation-Related Risk

The Compensation Committee oversees the compensation policies and plans for all employees. The Company’s senior management, at the request of the Compensation Committee, has assessed the Company’s compensation programs and has concluded that they do not create risks that are reasonably likely to have a material adverse effect on the Company.

As part of its annual risk assessment, the Company’s senior management, with oversight from Risk Sub-Committee of the Audit Committee, analyzed whether the Company’s compensation policies and practices, including non-executive officer compensation practices, could reasonably have a material adverse effect on the Company. This assessment focused primarily on the design of the Company compensation programs and practices for executive officers and employees as it relates to the business risks that the Company faces.  Specifically, management considered the fact that employees, other than the NEOs who participate in the executive compensation program described in this proxy statement, receive only a small percentage of their total compensation in the form of variable, performance-based compensation.  Further, performance-based compensation to executive officers is primarily in the form of equity awards, which the Company believes encourages actions for long term shareholder value, rather than short term risk-taking that could materially and adversely affect the Company’s business.  The Company’s senior management also considered the active role played by the Compensation Committee and the overall design of the executive compensation program, which the Company’s senior management believes encourages an appropriate level of risk taking, creates long-term shareholder value and avoids unnecessary or excessive levels of enterprise risk.

In addition, the Company’s senior management discussed its assessment of the Company’s compensation practices and programs and whether those practices and programs create risks that could reasonably be expected to have a material adverse effect on the Company.  Based on its assessment, the Company’s senior management has concluded that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.  Upon completion of the risk assessment, the Company’s senior management reported its findings to the Compensation Committee and discussed with the Compensation Committee those findings in light of the disclosure requirements under applicable SEC rules.

2015 Executive Compensation Program

The Compensation Committee, in consultation with FPL, has conducted a comprehensive review of the Company’s executive compensation arrangements, including a comparison of compensation practices at several peer companies.  As a result of that review, and in preserving the previously stated Compensation Philosophy, on March 18, 2015, the Compensation Committee adopted the 2015 executive compensation program for the NEOs as indicated below.

Base Salary

In 2014, the NEOs received no increase in over 2013 base salaries.  The Compensation Committee and FPL undertook a review of base salary practices at peer companies.  Based on that review, in furtherance of the Committee’s philosophy of targeting the 50th percentile of compensation practices at peer companies, and taking into consideration the Company’s recent performance, the Committee increased 2015 base salaries for the NEOs by between 4.4%  and 5.3%  over 2013 and 2014 levels.

The following table summarizes base salaries for 2013, 2014 and 2015, indicating the increase in base salaries in 2015:

	2014 Base Salary	2015 Base Salary	Increase ($)	Increase (%)
Hasu P. Shah	$ 225,000	$ 235,000	$ 10,000	4.4%
Jay H. Shah	$ 680,000	$ 710,000	$ 30,000	4.4%
Neil H. Shah	$ 655,000	$ 685,000	$ 30,000	4.6%
Ashish R. Parikh	$ 425,000	$ 445,000	$ 20,000	4.7%
Michael R. Gillespie	$ 285,000	$ 300,000	$ 15,000	5.3%

2015 Annual Cash Incentive Program (“2015 Annual CIP”)

Except for Mr. Hasu Shah, who does not participate in the Company’s annual cash bonus plan, each of the NEOs is eligible to receive a cash bonus for 2015 based upon the achievement of certain Company and individual-specific performance goals.  Consistent with the 2014 Annual CIP, 80% of the award will be based on the achievement of Company performance goals relative to AFFO per share (30%), an AFFO multiple (30%) and a fixed charge coverage ratio (20%).  The final twenty percent of the award will be based on the achievement of individual-specific performance goals.  If minimum threshold goals are not met, the NEO could receive no bonus.  Minimum payouts to be made to the NEOs for achieving the performance goals range from 25% to 75% of the participating NEOs’ 2015 base salary. Maximum payouts to be made to the NEOs for achieving the maximum performance goals range from 75% to 150% of the participating NEOs’ 2015 base salary.  The Compensation Committee retains discretion to determine the actual payout within the range established for each NEO if the Company and individual-specific performance goals are achieved for the 2015 performance year.

The possible ranges of cash bonus compensation under the 2015 Annual CIP are as follows:

NEO	Range of Possible Cash Bonus
Jay H. Shah	$532,500 to $1,065,000
Neil H. Shah	$513,750 to $1,027,500
Ashish R. Parikh	$222,500 to $556,250
Michael R. Gillespie	$75,000 to $225,000

2015 Annual Long-Term Equity Incentives

Under the 2015 annual long-term equity incentive program (“2015 Annual LTIP”), the NEOs will be eligible to earn equity awards in the form of common shares, LTIP Units or a combination of common shares and LTIP Units.  The equity awards for 2015, if earned, will be determined and granted to the NEOs in the first quarter of 2016.  Consistent with the 2014 Annual LTIP, 40% of the award will be based on RevPAR growth in 2015 on an absolute basis,  40% of the award will be based on RevPAR growth in 2015 relative to a group of peer companies, and the remaining 20% of the award is subject to the sole discretion of the Committee.  To assess RevPAR growth relative to the peer group, the peer group for 2015 will comprise Ashford Hospitality Trust, Chatham Lodging Trust, Chesapeake Lodging Trust, DiamondRock Hospitality Co., FelCor Lodging Trust, Inc., Lasalle Hotel Properties, Inc., Pebblebrook Hotel Trust, RLJ Lodging Trust, Strategic Hotels & Resorts, Inc., and Sunstone Hotel Investors, Inc. (“2015 Peer Group”).  All of the common shares and/or LTIP Units subject to these equity awards will be granted subject to time-based forfeiture restrictions that will lapse over a four-year period.

The equity awards for the 2015 Annual LTIP will be made pursuant to the Company’s 2012 Equity Incentive Plan or any other equity incentive plan approved by the Company’s shareholders.  The equity awards for 2015 will be based on a specified dollar amount for each NEO divided by the 20-day volume weighted average closing price of the Company’s common shares on the New York Stock Exchange as of December 31, 2015.

The following table sets forth the potential equity awards for the 2015 Annual LTIP (which are consistent with 2014 amounts), in terms of dollar value, that each NEO may earn:

NEO	Dollar Value of Possible Equity Awards
Hasu P. Shah	$350,000 to $450,000
Jay H. Shah	$1,000,000 to $1,500,000
Neil H. Shah	$1,000,000 to $1,500,000
Ashish R. Parikh	$330,000 to $470,000
Michael R. Gillespie	$136,000 to $188,000

2015 Multi-Year Long-Term Equity Incentives

For 2015, the Compensation Committee adopted a multi-year long-term incentive program (“2015 Multi-Year LTIP”) and granted awards pursuant to the program to the NEOs. The awards pursuant to the 2015 Multi-Year LTIP consisted of agreements to award common shares and/or LTIP Units where the number of shares and/or units awarded is not determined until the end of a three-year performance period.  Consistent with the 2014 Multi-Year LTIP, under the 2015 Multi-Year LTIP, 37.5% of the award will be based on TSR achieved over the performance period, which commenced on January 1, 2015 and ends on December 31, 2017, on an absolute basis.  Another 37.5% will be based on TSR achieved over the same performance period relative to the TSR achieved by the 2015 Peer Group.  The remaining 25% will be based on RevPAR growth achieved over the same performance period relative to the RevPAR growth achieved by the 2015 Peer Group.  Once the Compensation Committee determines the awards have been earned, which will not occur until the first quarter of 2018, and the common shares and/or units underlying the awards have been issued, one-half of the equity awarded will remain subject to time-based forfeiture provisions. The shares and/or units issuable pursuant to the 2015 Multi-Year LTIP will be determined and issued to the NEOs in the first quarter of 2018, if earned.

The equity awards for the 2015 Multi-Year LTIP will be made pursuant to the Company’s 2012 Equity Incentive Plan or any other equity incentive plan approved by the Company’s shareholders.  The number of shares and/or units awarded for 2015 Multi-Year LTIP will be based on a specified dollar amount for each NEO divided by the 20-day volume weighted average closing price of the Company’s common shares on the New York Stock Exchange as of December 31, 2014.  The following table sets forth the potential equity awards for the 2015 Multi-Year LTIP (which remains consistent with 2014 amounts), in terms of dollar value, that each NEO may earn:

NEO	Dollar Value of Possible Equity Awards
Hasu P. Shah	$225,000 to $375,000
Jay H. Shah	$600,000 to $1,000,000
Neil H. Shah	$600,000 to $1,000,000
Ashish R. Parikh	$225,000 to $375,000
Michael R. Gillespie	$71,250 to $118,750

Distributions on the common shares and/or units issuable pursuant to the 2015 Multi-Year LTIP accumulate from the beginning of the performance period and will be paid in cash when the common shares issuable pursuant to the program vest.

EXECUTIVE COMPENSATION

Summary Compensation Table for 2014

The following table presents information relating to total compensation of the NEOs for the fiscal year ended December 31, 2014.

Name and Principal Position	Year	Salary	Stock Awards(1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total

Hasu P. Shah	2014	$225,000	$520,701	$-	$3,516	$749,217
Chairman of the Board of Trustees	2013	225,000	490,067	-	3,668	718,735
	2012	215,000	866,007	-	2,494	1,083,501

Jay H. Shah	2014	$680,000	$1,586,753	$1,020,000	$5,146	$3,291,899
Chief Executive Officer	2013	680,000	1,434,826	867,000	5,315	2,987,141
	2012	650,000	5,031,457	877,500	4,365	6,563,322

Neil H. Shah	2014	$655,000	$1,586,753	$982,500	$23,462	$3,247,715
President and Chief Operating	2013	655,000	1,434,826	835,125	19,961	2,944,912
Officer	2012	625,000	3,061,399	843,750	17,540	4,547,689

Ashish R. Parikh	2014	$425,000	$544,166	$531,250	$23,462	$1,523,878
Chief Financial Officer	2013	425,000	498,802	435,625	19,961	1,379,388
	2012	405,000	1,004,820	445,500	17,540	1,872,860

Michael R. Gillespie	2014	$285,000	$204,224	$213,750	$23,462	$726,436
Chief Accounting Officer	2013	285,000	185,845	171,000	19,961	661,806
	2012	270,000	336,339	182,250	17,540	806,129

(1)

The amounts in  “Stock Awards” for 2014 reflect the aggregate grant date fair value of LTIP Units, some of which are subject to time-based forfeiture restrictions, issued to the named executive officers in March 2015 pursuant to the 2014 Annual LTIP following completion of the one-year performance period.  The aggregate grant date fair value of these LTIP Units has been computed in accordance with FASB ASC Topic 718.  These amounts are based on the performance levels determined to be achieved by the Compensation Committee for each component of the program.  The performance levels are described in “Compensation Discussion and Analysis— Components of Executive Compensation.” The aggregate grant date fair value of these awards was determined by multiplying the number of LTIP Units granted to the NEO by $6.56, the closing price of the Company’s common shares on the NYSE on March 30,  2015.

The amounts in “Stock Awards” for 2014 also include the aggregate grant date fair value of the right to receive common shares, LTIP Units, or a combination of common shares and LTIP Units following completion of the three-year performance period under the 2014 Multi-Year LTIP.  These amounts are based on the probable outcome of the performance conditions established by the Compensation Committee in April of 2014, which are described in “Compensation Discussion and Analysis— Components of Executive Compensation” above, and assumes the maximum level of performance has been achieved for the 2014 Multi-Year LTIP.  The aggregate grant date fair value of these awards has been computed in accordance with FASB ASC Topic 718.  For additional information relating to assumptions made in the valuation of the awards pursuant to the 2014 Multi-Year LTIP, please refer to footnote 8 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

(2)

As described in “Compensation Discussion and Analysis— Components of Executive Compensation” above, the amounts in the “Non-Equity Incentive Plan Compensation” column for 2014 represent the actual amounts paid to the named executive officers other than Mr. Hasu Shah pursuant to the Company’s Annual CIP for 2014.  A portion of these amounts were paid to the named executive officers other than Mr. Hasu Shah in January of 2015 with the remaining balance paid in March 2015 after the performance period had been completed and the actual level of performance had been determined.  The estimated possible payouts under this program appear under the column “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” in the Grants of Plan-Based Awards Table.

(3)	Includes insurance premiums paid by the Company for medical, dental and life insurance benefits.

As described in “Compensation Discussion and Analysis— Components of Executive Compensation” above, the Company does not grant equity awards under the 2014 Annual LTIP or the 2014 Multi-Year LTIP until the applicable performance period has been completed and the actual level of performance achieved has been determined.  The performance period under the 2014 Annual LTIP began on January 1, 2014 and was completed on December 31, 2014.  In March of 2015, the Compensation Committee determined that the named executive officers had achieved a certain level of performance under the 2014 Annual LTIP and the Company awarded an aggregate of 515,327 LTIP Units to the NEOs.   The performance period under the 2014 Multi-Year LTIP began on January 1, 2014 and will not be completed until December 31, 2016.  The Compensation Committee intends to determine the actual level of performance under the 2014 Multi-Year LTIP during the first quarter of 2017.  Estimated future payouts under the Company’s 2014 Multi-Year LTIP appear under the column “Estimated Future Payouts Under Equity Incentive Plan Awards” in the Grants of Plan-Based Awards Table for 2014.

On December 23, 2014, the 2012 Equity Incentive Plan (“the 2012 Plan”) was amended and restated to add LTIP Units as a type of award available under the 2012 Plan.  On this date, the Compensation Committee approved an aggregate of 1,948,324 LTIP Units to the NEOs.  The NEOs forfeited an aggregate of 1,948,324 common shares granted pursuant to the 2012 Plan in 2012, 2013 and 2014, all of which were unvested as of the grant date of the LTIP Units and previously awarded to the NEOs under the 2012 Plan as restricted stock awards.  The LTIP Units granted on December 23, 2014 are subject to the same time-based vesting conditions that applied to the forfeited restricted stock awards.  Initially, all LTIP Units, including those covered by the December 2014 awards and those granted in March of 2015 pursuant to the 2014 Annual LTIP, will not have full parity with HHLP’s common units with respect to liquidating distributions.  Upon the occurrence of certain “book-up” events described in the partnership agreement, LTIP Units can, over time, achieve full parity with our operating partnership’s common units for all purposes, and therefore accrete to an economic value equivalent to one common share.  If such parity is reached, vested LTIP Units may be redeemed for cash in an amount equal to the then fair market value of an equal number of Hersha common shares or converted into an equal number of Hersha common shares, as determined by Hersha at its election.  As a result of these additional restrictions, no incremental fair value was associated with the issuance of the LTIP Units in December 2014.

Grants of Plan-Based Awards Table for 2014

The following table presents information regarding grants of plan-based awards to the named executive officers during the fiscal year ended December 31, 2014.  For more information regarding grants of plan-based awards, see “Compensation Discussion and Analysis” above.

			Estimated Possible Payouts Under			Estimated Future Payouts Under			Grant Date
	Type		Non-Equity Incentive Plan Awards(2)			Equity Incentive Plan Awards(3)			Fair Value
	of	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	of Stock
Name	Award(1)	Date	($)	($)	($)	($)	($)	($)	Awards(4)

Hasu P. Shah	ALTIP	4/11/2014				340,000	392,000	444,000	381,871
	2014 MYLTIP	4/11/2014				225,000	300,000	375,000	138,830

Jay H. Shah	ACIP	4/11/2014	510,000	680,000	1,020,000
	ALTIP	4/11/2014				993,000	1,254,000	1,411,000	1,216,539
	2014 MYLTIP	4/11/2014				600,000	800,000	1,000,000	370,214

Neil H. Shah	ACIP	4/11/2014	491,250	655,000	982,500
	ALTIP	4/11/2014				993,000	1,254,000	1,411,000	1,216,539
	2014 MYLTIP	4/11/2014				600,000	800,000	1,000,000	370,214

Ashish R. Parikh	ACIP	4/11/2014	212,500	318,750	531,250
	ALTIP	4/11/2014				330,000	418,000	470,000	405,336
	2014 MYLTIP	4/11/2014				225,000	300,000	375,000	138,830

Michael R. Gillespie	ACIP	4/11/2014	71,250	142,500	213,750
	ALTIP	4/11/2014				136,000	162,000	188,000	160,261
	2014 MYLTIP	4/11/2014				71,250	95,000	118,750	43,963

(1)	Type of award:
•	ACIP—Annual CIP for 2014
•	ALTIP—Annual LTIP for 2014
•	2014 MYLTIP – Multi-Year LTIP for 2014
(2)

Represents the range of potential cash payouts to be made to the named executive officers other than Mr. Hasu Shah pursuant to the Company’s Annual CIP.  Under this program, cash payments were made to Messrs. Jay Shah, Neil Shah, Parikh and Gillespie in January and March 2015 in the amounts shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(3)

Awards pursuant to the 2014 Annual LTIP are denominated in dollars, but are payable in common shares, LTIP Units, or a combination of common shares and LTIP Units based on the volume-weighted average price of the common shares for the 20 trading days prior to and including December 31, 2014, as reported by the NYSE, or $7.27 per share.  On March 30,  2015, the Company issued an aggregate of 515,327 LTIP Units to the NEOs pursuant to the 2014 Annual LTIP.  The LTIP Units were issued pursuant to the Company’s 2012 Equity Incentive Plan and are subject to time-based forfeiture restrictions which lapse over the following schedule: 25% upon issuance and 25% on December 31, 2015,  2016, and 2017.

Awards pursuant to the Company’s 2014 Multi-Year LTIP are denominated in dollars, but are payable in common shares, LTIP Units, or a combination of common shares and LTIP Units based on the volume-weighted average price of the common shares for the 20 trading days prior to and including December 31, 2013, as reported by the NYSE, or $5.58 per share.

(4)

For the 2014 Annual LTIP, amount represents the aggregate fair value of the common shares and restricted common shares on the date of issuance, or $6.56 per share, at the actual level of performance.  For the 2014 Multi-Year LTIP awards, amount represents the aggregate grant date fair value of the right to receive common shares following the three-year performance period.  Fair value of these awards has been computed in accordance with FASB ASC Topic 718.

On December 23, 2014, the Company’s operating partnership, HHLP, amended its partnership agreement to allow for the issuance of profits interests in HHLP in the form of LTIP Units, a new class of limited partnership units in HHLP, and to establish the terms of the LTIP Units, and the Company amended and restated the 2012 Plan to add LTIP Awards (a grant of LTIP Units) as a type of award available under the 2012 Plan.  On such date, the Company awarded an aggregate of 1,948,324 LTIP Units to the NEOs, and the NEOs forfeited an aggregate of 1,948,324 unvested common shares that were previously issued to the NEOs under the 2012 Plan.  In accordance with ASC 718, Compensation—Stock Compensation, based on the estimated fair value of the LTIP Units awarded on December 23, 2014, no incremental compensation cost was recognized by the Company in connection with the forfeiture of the unvested common shares and the issuance of the LTIP Units.

Outstanding Equity Awards at Fiscal Year-End Table for 2014

The following table presents information concerning outstanding equity awards as of the end of the fiscal year ended December 31, 2014:

		Stock Awards
		Time Vested Awards		Equity Incentive Plan Awards
NEO	Award Type	Number of Shares That Have Not Vested (#) (1)	Market Value of Shares That Have Not Vested ($)(2)	Number of Unearned Shares That Have Not Vested (#)		Payout Value of Unearned Shares That Have Not Vested ($)

Hasu P. Shah	Time Vest	110,402	$776,126
	ALTIP			58,212	(3)	$409,230	(4)
	2014 MYLTIP			40,323	(5)	$283,468	(6)
	2013 MYLTIP			46,392	(5)	$326,136	(6)

Jay H. Shah	Time Vest	765,421	$5,380,910
	ALTIP			185,448	(3)	$1,303,699	(4)
	2014 MYLTIP			107,527	(5)	$755,914	(6)
	2013 MYLTIP			123,711	(5)	$869,688	(6)

Neil H. Shah	Time Vest	405,264	$2,849,006
	ALTIP			185,448	(3)	$1,303,699	(4)
	2014 MYLTIP			107,527	(5)	$755,914	(6)
	2013 MYLTIP			123,711	(5)	$869,688	(6)

Ashish R. Parikh	Time Vest	132,187	$929,275
	ALTIP			61,789	(3)	$434,377	(4)
	2014 MYLTIP			40,323	(5)	$283,468	(6)
	2013 MYLTIP			46,392	(5)	$326,136	(6)

Michael R. Gillespie	Time Vest	41,064	$288,680
	ALTIP			24,430	(3)	$171,743	(4)
	2014 MYLTIP			12,769	(5)	$89,765	(6)
	2013 MYLTIP			14,691	(5)	$103,278	(6)

(1)

Represents LTIP Units issued to the NEOs on December 23, 2014 to replace unvested restricted common shares awarded to the named executive officers on April 22, 2012, March 20, 2013 and March 21, 2014 and vest as follows:

	April 22, 2012	March 20, 2013	March 21, 2014
Vesting Date	Contract Amendment	2012 Annual LTIP	2013 Annual LTIP	Total

June 1, 2015	345,200	-	-	345,200
December 31, 2015	-	194,763	111,988	306,751
June 1, 2016	345,200	-	-	345,200
December 31, 2016	-	-	111,992	111,992
June 1, 2017	345,195	-	-	345,195

	1,035,595	194,763	223,980	1,454,338

(2)Calculated by multiplying the number of unvested LTIP Units as of December 31, 2014 by $7.03, which was the closing market price of the Company’s common shares on that date.

(3)Represents the number of common shares and/or LTIP Units issuable pursuant to the 2014 Annual LTIP based on achieving actual performance goals established by the Compensation Committee. On March 30,  2015, the Company granted a total of 515,327 LTIP Units to the named executive officers pursuant to 2014 Annual LTIP program of which 25%, or 128,831 LTIP Units, vested immediately upon issuance. The remaining LTIP Units issued are restricted and vest 25%, or 128,832, on December 31, 2015, 25%, or 128,831, on December 31, 2016,  and 25%, or 128,833, on December 31, 2017.

(4)Calculated by multiplying the number of common shares and restricted common shares and/or LTIP Units issuable pursuant to the 2014 Annual LTIP based on achieving actual performance goals established by the Compensation Committee by $7.03, which was the closing market price of the Company’s common shares on December 31, 2014.  As discussed elsewhere in this proxy statement, the LTIP Units were issued on March 30, 2015.  Actual closing market price of the Company’s common shares on March 30, 2015, the date the LTIP Units were issued under the 2014 Annual LTIP, was $6.56 per share.

(5)Represents the number of common shares and/or LTIP Units issuable pursuant to the 2014 Multi-Year LTIP and the 2013 Multi-Year LTIP based on achieving threshold performance goals established by the Compensation Committee.  The common shares and/or LTIP Units will be issued, if earned, pursuant to the 2014 Multi-Year LTIP and the 2013 Multi-Year LTIP in the first quarter of 2017 and in the first quarter of 2016, respectively.

(6)Calculated by multiplying the number of common shares and/or LTIP Units issuable pursuant to the 2014 Multi-Year LTIP and the 2013 Multi-Year LTIP based on achieving threshold performance goals established by the Compensation Committee by $7.03, which was the closing market price of the Company’s common shares on December 31, 2014.  The aggregate grant date fair value of the right to receive equity awards under the 2014 Multi-Year LTIP, calculated in accordance with FASB ASC 718, was $138,830 for Mr. Hasu Shah, $370,214 for Mr. Jay Shah, $370,214 for Mr. Neil Shah, $138,830 for Mr. Parikh and $43,963 for Mr. Gillespie.  The aggregate grant date fair value of the right to receive equity awards under the 2013 Multi-Year LTIP, calculated in accordance with FASB ASC 718, was $189,047 for Mr. Hasu Shah, $504,123 for Mr. Jay Shah, $504,123 for Mr. Neil Shah, $189,047 for Mr. Parikh and $59,863 for Mr. Gillespie.

Option Exercises and Stock Vested Table for 2014

The following table presents information concerning restricted common shares and performance share awards that vested or were earned for each of the named executive officers during the fiscal year ended December 31, 2014:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Hasu P. Shah	69,454	$ 472,302	(2)
Jay H. Shah	217,314	$ 1,478,375	(3)
Neil H. Shah	217,314	$ 1,478,375	(4)
Ashish R. Parikh	73,112	$ 497,556	(5)
Michael R. Gillespie	28,780	$ 195,645	(6)

(1)

Represents the aggregate dollar amount realized upon the vesting of restricted common shares and LTIP Units .  This amount has been calculated by multiplying the number of vested common shares or LTIP Units, including vested common shares or LTIP Units issued upon the settlement of performance awards that have been earned, by the closing price of the Company’s common shares on the NYSE on the vesting date.

(2)	Represents the vesting of 12,975 restricted common shares on March 21, 2014 and 56,479 LTIP Units on December 31, 2014.
(3)	Represents the vesting of 40,116 restricted common shares on March 21, 2014 and 177,198 LTIP Units on December 31, 2014.
(4)	Represents the vesting of 40,116 restricted common shares on March 21, 2014 and 177,198 LTIP Units on December 31, 2014.
(5)	Represents the vesting of 13,351 restricted common shares on March 21, 2014 and 59,761 LTIP Units on December 31, 2014.
(6)	Represents the vesting of 5,430 restricted common shares on March 21, 2014 and 23,350 LTIP Units on December 31, 2014.

Agreements with Executive Officers and Potential Payments Upon Termination or Change-in-Control

As described above under the heading “Compensation Discussion & Analysis - Contractual Arrangements,” the Company has entered into employment agreements with Hasu P. Shah (Chairman of the Board), Jay H. Shah (Chief Executive Officer), Neil H. Shah (President and Chief Operating Officer), Ashish R. Parikh (Chief Financial Officer) and Michael R. Gillespie (Chief Accounting Officer).  Each agreement was for an initial term through December 31, 2014.  The employment agreements have renewed for an additional one-year term expiring on December 31, 2015, and thereafter will renew for successive one year periods unless terminated by either party.

Each employment agreement provides for the payment of a minimum annual base salary to the executive officer, subject to any increase approved by the Board of Trustees.  In addition, each executive officer is eligible to receive other incentive compensation, which may include common shares and LTIP Units in accordance with rules and criteria established by the Compensation Committee and approved by the Board of Trustees.  Each of the employment agreements also contains certain confidentiality, non-competition and non-recruitment provisions.

Each of the employment agreements provides for cash payments and the provision of other benefits to the executive officer upon the occurrence of certain triggers.  These triggers include the executive officer’s voluntary termination, the executive officer’s termination without cause (other than a termination without cause during the 12-month period following a change of control), the executive officer’s termination with cause, the executive officer’s death or disability and the executive officer’s termination without cause or resignation for good reason within 12 months of a change of control.  In addition, unvested LTIP Units issued on or after December 23, 2014 will be subject to accelerated vesting under certain conditions (termination without cause, termination due to death or disability or in the event of a change of control, as defined in the 2012 Plan), provided the executive officer has remained in the continuous employ of the Company until the date of such termination or the date of the change in control.

The following tables set forth the total cost that the Company would have incurred and the payments the named executive officers would have received if they were terminated as of December 31, 2013 under the terms of the employment agreements, assuming such agreements were in place as of December 31, 2013:

Voluntary Termination/Termination With Cause

	Cash Payment ($) (1)	Continued Medical and Dental Benefits ($)	Number of Shares to Vest Upon Termination (#)	Value of Shares to Vest Upon Termination ($)	Total Cost of Termination ($)
Hasu P. Shah	$ -	$ -	N/A	N/A	$ -
Jay H. Shah	$ -	$ -	N/A	N/A	$ -
Neil H. Shah	$ -	$ -	N/A	N/A	$ -
Ashish R. Parikh	$ -	$ -	N/A	N/A	$ -
Michael R. Gillespie	$ -	$ -	N/A	N/A	$ -

(1)Each employment agreement provides that if the executive officer ceases being an employee of the Company on account of the executive officer’s voluntary termination or the executive officer’s termination with cause, the executive officer will not be entitled to any compensation after the effective date of the voluntary termination or termination with cause (except base salary and vacation accrued but unpaid on the effective date of such event).

Death or Disability

	Cash Payment ($) (1)	Continued Medical and Dental Benefits ($)	Number of Shares to Vest Upon Termination (#) (2)	Value of Shares to Vest Upon Termination ($) (3)	Total Cost of Termination ($)
Hasu P. Shah	$ 18,750	$ -	255,329	$ 1,794,960	$ 1,813,710
Jay H. Shah	$ 56,667	$ -	1,182,107	$ 8,310,211	$ 8,366,878
Neil H. Shah	$ 54,583	$ -	821,950	$ 5,778,308	$ 5,832,891
Ashish R. Parikh	$ 35,417	$ -	280,691	$ 1,973,255	$ 2,008,671
Michael R. Gillespie	$ 23,750	$ -	92,953	$ 653,458	$ 677,208

(1)

Each employment agreement provides that in the event of the death or disability of the executive officer, the Company will continue to pay the executive officer or his heirs, devisees, executors, legatees or personal representatives, as appropriate, the executive officer’s base salary then in effect through the month following the month in which such event occurs plus vacation accrued but unpaid as of the termination date.

(2)

Represents the sum of the number of unvested LTIP Units (including the LTIP Units granted on March 30, 2015 pursuant to the 2014 Annual LTIP and the common shares and/or LTIP Units issuable pursuant to the 2013 Multi-Year LTIP and 2014 Multi-Year LTIP).  The amount presented excludes the number of common shares and/or LTIP Units issuable pursuant to the 2015 Annual LTIP and the 2015 Multi-Year LTIP as those programs were not in existence as of December 31, 2014.

(3)	Calculated by multiplying the number of shares to vest upon termination by $7.03, which was the closing market price of the Company’s common shares on December 31, 2014.

Termination without Cause

	Cash Payment ($) (1)	Continued Medical and Dental Benefits ($)	Number of Shares to Vest Upon Termination (#) (2)	Value of Shares to Vest Upon Termination ($) (3)	Total Cost of Termination ($)
Hasu P. Shah	$ 225,000	$ -	255,329	$ 1,794,960	$ 2,019,960
Jay H. Shah	$ 680,000	$ -	1,182,107	$ 8,310,211	$ 8,990,211
Neil H. Shah	$ 655,000	$ -	821,950	$ 5,778,308	$ 6,433,308
Ashish R. Parikh	$ 425,000	$ -	280,691	$ 1,973,255	$ 2,398,255
Michael R. Gillespie	$ 285,000	$ -	92,953	$ 653,458	$ 938,458

(1)

Each employment agreement provides that upon a termination without cause (other than a termination without cause during the 12-month period following a change of control), the Company will make a lump sum payment to the executive officer within ten days after such termination equal to the sum of:  (1) the executive officer’s accrued but unused vacation to the date of termination, plus (2) the amount of the executive officer’s monthly base salary then in effect for the lesser of 12 months or the number of months (including a fractional month) remaining in the term of the employment agreement.

(2)

Represents the sum of the number of unvested LTIP Units (including the LTIP Units granted on March 30,  2015 pursuant to the 2014 Annual LTIP and the common shares and/or LTIP Units issuable pursuant to the 2013 Multi-Year LTIP and 2014 Multi-Year LTIP).  The amount presented excludes the number of common shares and/or LTIP Units issuable pursuant to the 2015 Annual LTIP and the 2015 Multi-Year LTIP as those programs were not in existence as of December 31, 2014.

(3)	Calculated by multiplying the number of shares to vest upon termination by $7.03, which was the closing market price of the Company’s common shares on December 31, 2014.

Termination without Cause / Resignation for Good Reason (Following a Change in Control)

	Cash Payment ($) (1)	Continued Medical and Dental Benefits ($) (1)	Number of Shares to Vest Upon Termination (#)(2)	Value of Shares to Vest Upon Termination ($) (1)(3)	Total Cost of Termination ($)(4)
Hasu P. Shah	$ 1,268,461	$ 4,429	197,117	$ 1,385,730	$ 2,658,619
Jay H. Shah	$ 8,981,061	$ 2,008	996,659	$ 7,006,512	$ 15,989,582
Neil H. Shah	$ 8,794,186	$ 34,253	636,502	$ 4,474,608	$ 13,303,047
Ashish R. Parikh	$ 2,781,253	$ 34,253	218,902	$ 1,538,878	$ 4,354,384
Michael R. Gillespie	$ 670,493	$ 34,253	68,523	$ 481,715	$ 1,186,461

(1)

Each employment agreement provides that upon a termination without cause or a resignation for good reason within 12 months following a change of control, the Company will fully vest the executive officer in any outstanding awards made pursuant to the Company’s 2012 Plan or any other equity compensation plan adopted by the Company.  Stock options (if any), that have not previously vested or become exercisable will be exercisable, in whole or in part, and will remain exercisable in accordance with their terms notwithstanding the executive’s termination or resignation.  The 2013 Multi-Year LTIP, the 2014 Multi-Year LTIP and the 2015 Multi-Year LTIP provides for the right to receive common shares and/or LTIP Units based on the performance level achieved to date upon termination without cause or a resignation for good reason within 12 months following a change of control.  In addition, the Company will pay to the executive officer, in a lump sum, the following:

"	the executive officer’s base salary and expenses reimbursable, each through the date of the termination;
"

a change of control bonus equal to a multiple of the sum of:  (i) the executive officer’s then annual base salary, (ii) the maximum annual bonus that the executive officer could earn for the year that includes the date of termination (or if no maximum bonus amount has been set, the executive officer’s target bonus for that year) and (iii) the fair market value (determined as of the date of the change of control) of the share award(s) or other equity-based awards received by the executive officer for the year that includes the date of termination (or if no such awards were made in that year, the next preceding year in which the effected executive officer received such an award).  For purposes of calculating the change of control bonus, the following multiples apply:  Hasu P. Shah–2x; Jay H Shah–2.99x; Neil H. Shah–2.99x; Ashish R. Parikh–2x; and Michael R. Gillespie–1x; and

"	the premiums paid for the executive officer’s medical and dental insurance benefits for a period of 18 months after termination.

The change of control bonus was calculated for each named executive officer by taking the sum of (i) each executive’s 2014 annual base salary, (ii) the maximum annual cash bonus for 2014 under the 2014 Annual CIP, and (iii) the fair value of the maximum number of common shares and/or LTIP Units issuable under the 2014 Annual LTIP (which were issued in March 2015 in the form of LTIP Units), and multiplying that sum by each named executive officer’s defined multiple.  The fair value of the number of common shares and/or LTIP Units issuable under the 2014 Annual LTIP was based on a per share value of $7.03, which was the closing market price of the Company’s common shares on December 31,  2014.

(2)

Represents the sum of the number of unvested LTIP Units (excluding the LTIP Units granted on March 30,  2015 pursuant to the 2014 Annual LTIP which are factored into the change of control cash payment described in footnote 1 to this table), the number of common shares and/or LTIP Units issuable pursuant to the 2013 Multi-Year LTIP and the number of common shares and/or LTIP Units issuable pursuant to the 2014 Multi-Year LTIP.  The amount presented also excludes the number of common shares and/or LTIP Units issuable pursuant to the 2015 Annual LTIP and the 2015 Multi-Year LTIP as those programs were not in existence as of December 31, 2014.

(3)	Calculated by multiplying the number of shares to vest upon termination by $7.03, which was the closing market price of the Company’s common shares as of December 31, 2014.
(4)

The benefits payable to the named executive officers on account of a change in control, including on account of a termination without cause or resignation with good reason, within 12 months after a change in control, could constitute excess parachute payments under Section 280G the Code.  A named executive officer who receives excess parachute payments would be liable for the 20% excise tax on a portion of the parachute payments, and the Company would not be permitted to claim a federal income tax deduction for a portion of the parachute payments.  The amended and restated employment agreements between the Company and each of the named executive officers provides that the Company will not indemnify the executive for any parachute payment excise tax liability.   However, the total cash amounts payable to a named executive officer may be reduced if and only to the extent that a reduction will allow the named executive officer to receive a greater net after tax amount than executive would receive absent such reduction.

PROPOSAL TWO - ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that the Company provide shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of the Company’s named executives officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

This vote is advisory, which means that the vote on executive compensation is not binding on the Company, the Board of Trustees or any of its committees. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of the Company’s named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

As described in greater detail under the heading “Compensation Discussion and Analysis,” the Company seeks to maintain an executive compensation program that is directly tied to maximizing long-term shareholder value.  To achieve this goal, the three primary tenants of the Company’s executive compensation philosophy are:

•	align compensation structure with business growth strategies;
•	pay for performance; and
•	pay competitively to attract, motivate and retain talented executives.

To ensure that the Company’s executive compensation program was structured accordingly, at the beginning of 2014, the Compensation Committee retained FPL as its independent compensation consultant to assist the committee in studying the Company’s executive compensation structure as well as those of the Company’s peer companies.  To analyze the competiveness of the Company’s executive compensation program, the Compensation Committee focused on a group of the six most similar publicly traded hotel REITs.  The Compensation Committee enlarged that group by adding one newly publicly traded hotel REITs.  Seeking to compensate the named executive officers at approximately the median (50th percentile) of the peer group companies, and to achieve the compensation goals describe above, the Compensation Committee implemented the following:

•

Developed a performance based cash bonus plan tied 80% to achievement of key financial metrics, tied to earnings and balance sheet strength, and 20% to each executive’s specific performance goals.  Target awards under the plan were geared toward the median of the peer group companies.

•	Developed one year and multi-year long term incentive plans that are both performance and service based with target awards tied to the median of the peer group companies.
•	Based the awards under the one year long term incentive plan 80% on RevPAR growth (both absolute and relative to our peer).
•

Based awards under the multi-year long term incentive plan 75% on total shareholder return (TSR):   37.5% of which is based on the Company’s absolute TSR over a three year performance period and 37.5% of which is focused on the Company’s TSR over a three year performance period relative to the peer group.  The remaining 25% of the awards under the multi-year long term incentive plan is based on the Company’s growth in RevPAR over a three year performance period relative to the peer group.

•	Set base salary for all NEOs except for one below the median salary for the comparable position in the peer group companies.

At the outset of 2014, the Compensation Committee believed this was the right compensation structure to incentivize the NEOs to drive performance and shareholder return for the Company.

The Company continued its transformation in 2014 and lodging fundamentals in the markets in which the Company is focused continued to improve.  During 2014, management took steps to better position the Company and its portfolio to take advantage of these improving conditions.  Management further repositioned the Company’s portfolio to focus more on high barrier to entry and major urban markets—New York, Key West and southern California in particular—which the Company believes will lead the broader economic recovery and the lodging industry recovery in particular.  We acquired a total of $250 million of hotel assets in 2014.  Management also oversaw more than $26 million in renovation and return on investment projects at 10 hotel properties to better position the Company for the lodging cycle recovery and the completion of development work on two new projects in Miami and New York City with a total value approximating $125 million in an effort to take advantage of what is expected to be strong market conditions and operating fundamentals in 2014 and beyond.

We also enhanced our $500 million credit facility, providing the Company greater financial flexibility, extended debt maturities, and a reduced weighted average cost of debt, while reducing the Company’s overall leverage during 2014.

These efforts to improve the Company’s overall capitalization and reposition the Company’s portfolio have shown results.  During 2014, the Company:

•	grew ADR by 4.5%;
•	grew occupancy by 288 basis points to 82.6%;
•	grew RevPAR by 8.3% across the consolidated hotel portfolio;
•	grew AFFO by 18.9%, from approximately $86.5 million to $102.8 million;
•	improved the Company’s fixed charge coverage ratio to 2.82x; and
•	reduced the Company’s overall leverage ratio from a Debt to EBITDA ratio of 5.2x to 4.5x

As a result of these achievements, the Company achieved the highest EBITDA in its history and the highest EBITDA margins in the sector.  As described in more detail under “Compensation Discussion and Analysis,” the Company achieved the performance metrics set by the Compensation Committee, and each NEO achieved his personal performance objectives.  As a result, more than 74% of the actual total compensation paid to the NEOs for 2014 was performance based, and more than 45% of the actual total compensation paid to the NEOs for 2014 was in the form of equity awards.

For these reasons and others, the Board of Trustees believes the Company’s executive compensation program is meeting the objectives of the program—the NEOs are driving the Company’s key performance metrics and providing outsized TRS to the Company’s shareholders.  Accordingly, the Board of Trustees unanimously recommends that you vote “FOR” the following resolution on executive compensation:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.

The Board of Trustees unanimously recommends a vote “FOR” the approval of the compensation of the company’s named executive officers as disclosed in this proxy statement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Party Transactions

The Acquisition Committee of the Board of Trustees, which was comprised of four independent trustees at December 31, 2014, considers questions of possible conflicts of interest with regard to related party transactions and attempts to ensure that proper safeguards are in place and are being followed when the Company enters into related party transactions.  This policy is set forth in the Acquisition Committee’s written charter, which is available on the Company’s website.  A majority of the members of the Acquisition Committee must approve the terms of each acquisition from or loan to a related party; however, this requirement is not expressly set forth in the Acquisition Committee’s written charter.

The Board of Trustees has a policy regarding the approval of any “related person transaction,” which is defined as any transaction or series of transactions in which the Company or any of its subsidiaries is to be a participant, the amount involved exceeds $120,000, and a “related person” (as defined in Item 404 of Regulation S-K promulgated by the SEC) has a direct or indirect material interest.  Related person transactions must be approved by a majority of the Company’s independent trustees; however, if the related person transaction involves an acquisition from or development loan to a related person, the transaction will be referred to the Acquisition Committee for its approval as described above.  The Board of Trustee’s policy requires any independent trustee with a direct or indirect interest in the transaction to excuse himself from any consideration of the related person transaction in which he has an interest.

Transactions with Trustees and Officers

Hotel Acquisitions from Related Persons

In connection with the Company’s initial public offering, the Company entered into an option agreement with the following members of the Company’s management team:  Hasu Shah, Jay Shah, Neil Shah, David Desfor and Kiran Patel.  Pursuant to this agreement, the Company had the option to purchase any hotel owned or developed by these individuals or their affiliates that was within fifteen miles of any of the Company’s hotels or any hotel subsequently acquired by the Company for two years after such acquisition or development.  In September 2003, the parties to this agreement amended the option agreement so that (a) the right of first refusal now applies to all hotels owned or developed by the parties, regardless of proximity to the Company’s hotels, and (b) the right of first refusal applies to each party until one year after such party ceases to be an officer or trustee.  The option agreement, as amended, terminates with respect to each of the affiliates covered by the agreement one year after each such affiliate ceases to be a trustee, officer, partner of employee of the Company. Since January 1, 2010, the Company did not acquire, or agree to acquire, hotels from entities controlled by related persons.  As of the date of this proxy statement, the Company does not have any plans to acquire any hotels from affiliates of the Company pursuant to the option agreement or otherwise.

Management Agreements with HHMLP

The Company’s wholly owned taxable REIT subsidiary (“TRS”), 44 New England, engages eligible independent contractors, including Hersha Hospitality Management LP (“HHMLP”), as the property managers for hotels it leases from the Company pursuant to management agreements.  The Company’s management agreements with HHMLP generally provide for five-year terms and are subject to early termination upon the occurrence of defaults and certain other events described therein.  As required under the REIT qualification rules, HHMLP must qualify as an “eligible independent contractor” during the term of the management agreements.  Under the management agreements, HHMLP generally pays the operating expenses of the Company’s hotels from hotel revenue.  All operating expenses or other expenses incurred by HHMLP in performing its authorized duties are reimbursed or borne by the Company’s TRS to the extent the operating expenses or other expenses are incurred within the limits of the applicable approved hotel operating budget.  HHMLP is not obligated to advance any of its own funds for operating expenses of a hotel or to incur any liability in connection with operating a hotel.  Management agreements with other unaffiliated hotel management companies have similar terms.

As of December 31, 2014, HHMLP managed 45 of the properties leased to the Company’s TRS.  For its services, HHMLP receives a base management fee, and if a hotel exceeds certain thresholds, an incentive management fee.  The base management fee for a hotel is due monthly and is equal to 3% of gross revenues associated with each hotel managed for the related month.  The incentive management fee, if any, for a hotel is due annually in arrears on the ninetieth day following the end of each fiscal year and is based upon the financial performance of the hotel.  For the year ended December 31, 2014 the Company paid no incentive management fees to HHMLP.  For the year ended December 31, 2014, base management fees incurred totaled $12.2 million.  Hasu P. Shah, Jay H. Shah, Neil H. Shah, David L. Desfor and Kiran P. Patel, executive officers and/or trustees of the Company, collectively own a 34.2% interest in HHMLP.

Accounting and Information Technology Services Provided by HHMLP

HHMLP provides accounting and information technology services for the Company.  Monthly fees for accounting services are between $2,000 and $3,000 per wholly owned property.  Monthly information technology fees are between $1,000 and $2,000 per wholly owned property and for the corporate headquarters. For the year ended December 31, 2014, the Company incurred accounting fees of $1.4 million and information technology fees of $0.4 million.

Capital Expenditure Services Provided by HHMLP

HHMLP charges a 5% fee on all capitalized expenditures and pending renovation projects at the properties as compensation for procurement services related to capital expenditures and for project management of renovation projects.  For the year ended December 31, 2014, the Company incurred fees of approximately $0.7 million, which were paid to HHMLP.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Trustees is composed of four trustees, all of whom are independent under the standards of the NYSE and the SEC, and the Audit Committee operates under a written charter adopted by the Board of Trustees.  The Audit Committee reviews audit fees and recommends to the Board of Trustees the selection of the Company’s independent accountants.  Management is responsible for the Company’s internal controls and the financial reporting process.  The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the Public Company Accounting Oversight Board (the “PCAOB”) standards and for issuing a report thereon.  The Audit Committee’s responsibility is to monitor and oversee these processes and to report thereon to the Board of Trustees.  In this context, the Audit Committee has met and held discussions with management and KPMG LLP, the Company’s independent registered public accounting firm for the 2014 fiscal year.

Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and KPMG LLP.

The Audit Committee has discussed with KPMG LLP the matters required to be discussed by the requirements of the PCAOB.

The Audit Committee also has received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the PCAOB relating to KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP that firm’s independence.

Based upon the Audit Committee’s review and discussions with management and KPMG LLP referred to above, the Audit Committee recommended that the Board of Trustees include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

John M. Sabin (Chair)

Thomas J. Hutchison III

Donald J. Landry

Dianna F. Morgan

April 17,  2015

INFORMATION ABOUT THE COMPANY’S INDEPENDENT AUDITORS

In 2014, in consideration of the tenure of KPMG LLP as the Company’s Independent Auditors, the Audit Committee engaged in an extensive process to solicit competitive proposals from firms to serve as the Company’s Independent Auditors.  In response to its request, the Audit Committee received written proposals from four firms.  Each member of the Audit Committee had the opportunity to review the proposal submissions in advance of their discussion of the proposals.  During the second quarter, the Audit Committee met in a special meeting to discuss the proposals in-depth and, as a result of this discussion, two proposals were selected for in-person presentations.  The in-person meetings allowed the members of the Audit Committee to further evaluate each firm’s proposal and to ask questions regarding each firm’s qualifications, industry experience, independence, systems to ensure audit quality and process for communication with the Audit Committee.  After meeting with representatives from the two finalist firms, the Audit Committee held a meeting to conclude its process to select the Company’s Independent Auditors.

The Committee also solicited proposals for the Company’s tax compliance work following a similar process as described above for the selection of the Company’s Independent Auditor.  The Audit Committee received written proposals from four firms.  As a result of the Audit Committee’s deliberations,  two proposals were initially selected for in-person presentations.  After meeting with representatives from the two finalist firms, the Audit Committee held a meeting to discuss the proposals and in-person presentations and decided to expand its process to include one additional firm for an in-person presentation.  The Audit Committee chair and Chief Accounting Officer met in-person with the additional firm and the two original finalists.  After these meetings, the Audit Committee met to discuss each firm’s qualifications, industry experience, impact of services to be provided on auditor independence,  and systems for quality control and concluded its process to select the Company’s tax compliance service providers.

As a result of this process, the Board of Trustees, upon the recommendation of the Audit Committee, engaged KPMG LLP to serve as the Company’s independent auditors for the 2014 fiscal year.  The Company anticipates that two representatives from KPMG LLP will attend the annual meeting and these persons will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.  Also as a result of the process noted above, the Company engaged PricewaterhouseCoopers, LLP as its tax compliance service provider.

The Audit Committee reviews with management and the independent accountants the results of the independent accountants’ review of the unaudited financial statements that are included in the Company’s quarterly reports on Form 10-Q.  The Audit Committee also reviews the fees charged by the Company’s independent accountants.  During the fiscal years ended December 31, 2014 and 2013, KPMG LLP billed the Company the fees set forth below in connection with services rendered by that respective firm to the Company.

KPMG LLP was Hersha’s independent registered public accounting firm for the 2014 and 2013 fiscal years and billed, or expects to bill, the following fees for fiscal 2014 and fiscal 2013:

●Audit Fees.  For professional services rendered by KPMG LLP for the audit of the Company’s annual financial statements, reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, and other services provided in connection with statutory and regulatory filings, and an audit of internal control over financial reporting, KPMG LLP billed the Company $595,000 with respect to 2014 and $685,000 with respect to 2013. For professional services rendered by KPMG LLP provided in connection with the audit of a significant subsidiary, comfort letters and SEC registration statements, KPMG LLP billed the Company $10,000 with respect to 2014 and $60,000 with respect to 2013.

●Tax Fees.  For professional services rendered by KPMG LLP for tax compliance, tax advice and tax planning matters, KPMG LLP billed the Company fees in the aggregate amount of $144,125 with respect to 2014 and $266,550 with respect to 2013.  These tax services related to the preparation of the Company’s state and federal tax returns, and tax advice on structuring loans and joint venture and review of dividend calculations.

●Audit Related and All Other Fees.  KPMG LLP did not render or charge the Company for any other services not included in audit fees or tax fees as disclosed above with respect to 2014 or 2013.

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor.  In recognition of this responsibility, the Audit Committee has established a policy that it must pre-approve all audit and permissible non-audit services provided by the independent auditor prior to engagement of the auditor for each such service, and all such services were pre-approved by the Audit Committee.  Except as disclosed above, there were no non-audit services provided by KPMG LLP in 2014 or 2013.

As a result of its process to solicit and evaluate proposals for the Company’s tax compliance service providers, the Committee recommended that the Company engage PricewaterhouseCoopers LLP as its tax compliance service providers, and no longer engages KPMG LLP for these non-audit services.

PROPOSAL THREE -  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

KPMG LLP currently serves as the Company’s independent registered public accounting firm, and that firm conducted the audit of the Company’s consolidated financial statements as of and for the year ended December 31, 2014.  The Audit Committee has appointed KPMG LLP to serve as its independent registered public accounting firm to conduct an audit of the Company’s consolidated financial statements as of and for the year ending December 31, 2015 and the Company’s system of internal controls over financial reporting.

Selection of the Company’s independent registered public accounting firm is not required to be submitted to a vote of shareholders for ratification. In addition, the Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent auditors. However, the Board of Trustees is submitting this matter to shareholders as a matter of good corporate practice. If shareholders fail to vote on an advisory basis in favor of the selection, the Audit Committee will reconsider whether to retain KPMG LLP, and may retain that firm or another without re-submitting the matter to the Company’s shareholders. Even if shareholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company.

Unless you direct otherwise, proxies will be voted for the proposal.

The Board of Trustees unanimously recommends a vote “FOR” this proposal.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR THE 2016 ANNUAL MEETING

Under the regulations of the SEC, any shareholder desiring to make a proposal to be acted upon at the 2016 annual meeting of shareholders must present such proposal to the Company at its principal office in Harrisburg, Pennsylvania not later than December 19,  2015, in order for the proposal to be considered for inclusion in the Company’s proxy statement.  The Company will not consider proposals received after December 19,  2015 for inclusion in the Company’s proxy materials for the Company’s 2016 annual meeting of shareholders.

The Company’s Bylaws provide that, in addition to any other applicable requirements, for business to be properly brought before the annual meeting by a shareholder, but not included in the Company’s proxy statement, the shareholder must give timely notice in writing not earlier than November 19, 2015 nor later than December 19, 2015; provided, however, that in the event the annual meeting is advanced by more than 30 days or delayed by more than 60 days, notice must be received not earlier than the 150th day prior to the date of the annual meeting and not later than the close of business on the later of the 120th day prior to the date of the annual meeting and the 10th day following the day on which the Company first publicly announces the date of the annual meeting.  As to each matter, the notice must contain the information specified in the Bylaws regarding the shareholder giving the notice and the business proposed to be brought before the annual meeting.

The Company’s Bylaws provide that a shareholder of record, both at the time of the giving of the required notice set forth in this sentence and at the time of the 2016 annual meeting, entitled to vote at the annual meeting may nominate persons for election to the Board of Trustees by mailing written notice to the Corporate Secretary of the Company not more than 150 days nor less than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event the annual meeting is advanced by more than 30 days or delayed by more than 60 days, notice must be received not earlier than the 150th day prior to the date of the annual meeting and not later than the close of business on the later of the 120th day prior to the date of the annual meeting and the 10th day following the day on which the Company first publicly announces the date of the annual meeting.  The notice must contain the information specified in the Bylaws regarding the shareholder giving the notice and each person whom the shareholder wishes to nominate for election as a trustee.  The notice must be accompanied by the written consent of each proposed nominee to serve as one of the Company’s trustees, if elected.

OTHER MATTERS

The Board of Trustees knows of no other business to be brought before the annual meeting.  If any other matters properly come before the annual meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.

Annual Report on Form 10-K

The Company will furnish to each beneficial owner of common shares entitled to vote at the annual meeting, upon written request to Ashish Parikh, the Company’s Chief Financial Officer, at 44 Hersha Drive, Harrisburg, Pennsylvania 17102, Telephone (717) 236-4400, a copy of the Company’s Annual Report on Form 10‑K for the fiscal year ended December 31, 2013, including the financial statements and financial statement schedules filed by the Company with the SEC.

By Order of the Board of Trustees,

/s/ David L. Desfor

David L. Desfor

Corporate Secretary

April 17,  2015

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Trustees recommends you vote FOR the following:

	For	Against	Abstain
1. Election of Trustees			
1a. Hasu P. Shah	☐	☐	☐
1b. Dianna F. Morgan	☐	☐	☐
1c. John M. Sabin	☐	☐	☐

The Board of Trustees recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. The approval, on an advisory basis, of the compensation of the named executive officers	☐	☐	☐
3. The ratification of KPMG LLP as the independent auditors	☐	☐	☐

NOTE: In their discretion, the Proxies are authorized to vote upon such other business and matters incident to the conduct of the meeting as may properly come before the meeting or any postponements or adjournments thereof and for the election of a person to serve as a trustee if any of the nominees above declines or is unable to serve.

Please sign name exactly as it appears on the share certificate. Only one of several joint owners or co-owners need sign. Fiduciaries should give full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000244070_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting of Shareholders, Proxy Statement, and 2014 Annual Report to Shareholders is/are available at www.proxyvote.com .

A-1

HERSHA HOSPITALITY TRUST

This proxy is solicited on behalf of the Board of Trustees
for the Annual Meeting of Shareholders
May 21, 2015, 9:00 a.m., Eastern Time

The undersigned shareholder, revoking all prior proxies, hereby appoints David L. Desfor and Ashish R. Parikh, or either of them, as proxies (the "Proxies"), each with full power of substitution, to attend the annual meeting of shareholders of Hersha Hospitality Trust (the "Company") to be held on May 21, 2015, at One Washington Square, 510 Walnut Street, Ninth Floor, Philadelphia, PA 19106, at 9:00 a.m., Eastern Time, and at any adjournments and postponements thereof, to cast on behalf of the undersigned all votes that the undersigned is otherwise entitled to cast at such meeting and otherwise represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at such meeting. Receipt of the Notice of Annual Meeting of Shareholders, the Proxy Statement and the 2014 Annual Report to Shareholders is hereby acknowledged.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. **If this proxy is executed but no direction is made, this proxy will be voted (i) "for" the election of each nominee for trustee, (ii) "for" the approval, on an advisory basis, of the compensation of the named executive officers, and (iii) "for" the ratification of KPMG LLP as the independent auditors. The votes entitled to be cast by the undersigned will be cast in the discretion of the Proxies, or either of them, on any other matter that may properly come before the meeting or any adjournment or postponement thereof and for the election of a person to serve as a trustee if any of the nominees named in the Proxy Statement declines or is unable to serve.**

PLEASE MARK, SIGN, DATE & RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

0000244070_2 R1.0.0.51160

HERSHA HOSPITALITY TRUST
44 HERSHA DRIVE
HARRISBURG, PA 17102

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

A-2